LEASE

166 EARNEST W. BARRETT PARKWAY

MARIETTA, GA 30066

KENNESAW MARKET

By and Between

HOME CENTER PROPERTIES, LLC,

a Georgia limited liability company

(“Landlord”)

and

ADMA BIO CENTERS GEORGIA INC.,

a Delaware corporation

(“Tenant”)

This 17th day of February 2017

TABLE OF CONTENTS

LEASE

ARTICLE I
EXHIBITS, PREMISES, USE OF PREMISES AND TERM

Section 1.1	Definitions	1
Section 1.2	Exhibits	3
Section 1.3	Covenants of Landlord’s Authority	3
Section 1.4	Premises Leased by Tenant	3
Section 1.5	Use of Premises	3
Section 1.6	Lease Term	3
Section 1.7	Rent Commencement Date	3
Section 1.8	Lease Year	4
Section 1.9	Acceptance of Possession of Premises	4

ARTICLE II
RENT

Section 2.1	Fixed Minimum Rent	4
Section 2.2	Late Payment Fee	4
Section 2.3	Additional Rent - Definition	4
Section 2.4	Percentage Rent	5
Section 2.5	“Gross Sales” Defined	5
Section 2.6	Statements of Gross Sales	5
Section 2.7	Tenant’s Gross Sales Records	5

ARTICLE III
COMMON AREAS AND FACILITIES

Section 3.1	Common Area	5
Section 3.2	Use of Common Area	5
Section 3.3	Tenant to Share Expense of Common Areas	5
Section 3.4	Landlord’s Operating Costs	6

ARTICLE IV
UTILITY SERVICES

Section 4.1	Utilities	6

ARTICLE V
TAXES

Section 5.1	Tenant’s Taxes	7
Section 5.2	Tenant’s Participation in Real Estate Taxes	7

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ARTICLE VI
REPAIRS AND MAINTENANCE

Section 6.1	Repairs by Landlord	8
Section 6.2	Repairs and Maintenance by Tenant	8
Section 6.3	Right of Entry	9
Section 6.4	Sidewalks and Outside Areas	9
Section 6.5	Replacement of Glass	9

ARTICLE VII
RESTRICTIONS ON USE OF PREMISES

Section 7.1	Restrictions on Use of Premises	9
Section 7.2	Tenant’s Normal Business Operation	9
Section 7.3	Retail Restriction Limit	10
Section 7.4	Rules and Regulations	10

ARTICLE VIII
ADDITIONS, ALTERATIONS, REPLACEMENTS AND TRADE FIXTURES

Section 8.1	By Landlord	10
Section 8.2	By Tenant	10
Section 8.3	Construction Insurance and Indemnity	11
Section 8.4	Mechanic’s Liens and Additional Construction	11
Section 8.5	Trade Fixtures	11

ARTICLE IX
INSURANCE AND INDEMNITY

Section 9.1	Tenant’s Insurance	12
Section 9.2	Extra Hazard Insurance Premiums	12
Section 9.3	Indemnity	12
Section 9.4	Tenant’s Participation in Insurance	13
Section 9.5	Mutual Waiver of Claims and Subrogation	13

ARTICLE X
DAMAGE OR DESTRUCTION BY FIRE OR OTHER CASUALTY AND CONDEMNATION

Section 10.1	Damage or Destruction by Fire or Other Casualty	14
Section 10.2	Condemnation	14

ARTICLE XI
DEFAULT AND REMEDIES

Section 11.1	Default	15
Section 11.2	Remedies	15

ARTICLE XII
SECURITY DEPOSIT

Section 12.1	Security Deposit	17

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LEASE

THIS LEASE, made and entered into as of this 17th day of February 2017 (the “Effective Date”), by and between Landlord and Tenant as specified in Items 1 and 2 of the Definitions appearing in Section 1.1 hereof.

Landlord hereby demises and rents unto Tenant, and Tenant hereby leases from Landlord, certain Premises, as described in Item 3 of the Definitions appearing in Section 1.1 hereof, and upon the terms, covenants and conditions contained herein. It is the express intent of the parties that a landlord/tenant relationship is established by this Lease, that Tenant has a usufruct pursuant to this Lease, and that no estate for years or other estate shall pass out of Landlord as a result of this Lease.

ARTICLE I

EXHIBITS, PREMISES, USE OF PREMISES AND TERM

Section 1.1      Definitions

The following Items shall be defined or be referred to as indicated below for the purposes of this Lease and the Exhibits attached hereto:

Item 1 -	Landlord:	HOME CENTER PROPERTIES, LLC, a Georgia limited liability company

Item 2 -	Tenant:	ADMA BIO CENTERS GEORGIA INC., a Delaware corporation

Item 3 -	Premises (Section 1.4):	166 EARNEST W. BARRETT PARKWAY MARIETTA, GA 30066

	:	166 EARNEST W. BARRETT PARKWAY MARIETTA, GA 30066

comprising the entirety of that certain building containing approximately 12,167 square feet, together with the use of the driveways, parking spaces, entranceways and exits included within the red boundary line shown on the Site Plan attached hereto as Exhibit "B-1" (collectively, "Tenant's Parking").

Item 4 -	Use of Premises (Section 1.5):	The Premises shall be utilized as a facility specializing in the collection of human plasma or blood used to make special medications for the treatment and prevention of diseases, general office administration and any other related use.

Item 5 -	Tenant’s Trade Name:	ADMA BIO CENTERS GEORGIA INC.

Item 6 -	Lease Term (Section 1.6):	EIGHT (8) YEARS, NINE (9) MONTHS

Item 7 -	Lease Commencement Date (Section 1.6):	The Lease shall commence upon substantial completion of Landlord’s Work (as described on Exhibit "B-4" attached hereto).

	Lease Expiration Date (Section 1.6):	Upon the expiration of one hundred five (105) months after the Lease Commencement Date.

Item 8 -	Rent Commencement Date (Section 1.7):	Upon the expiration of one hundred fifty (150) days after the Lease Commencement Date.

Item 9 -	Fixed Minimum Rent (Section 2.1):	SEE EXHIBIT “A” ATTACHED HERETO

Item 10 -	Percentage Rent:	N/A

Item 11 -	Tenant’s Participation in
Operating Costs (Section 3.4):

Estimated Landlord’s Operating
Costs for Year 2017:	$1,238.09 per month

Item 12 -	Tenant’s Participation in Insurance
(Section 9.4):

Estimated Insurance Charge for Year 2017:	$112.00 per month

Item 13 -	Participation in Promotional Programs:	N/A

Item 14 -	Tenant’s Participation in Real Estate
Taxes (Section 5.2):

Estimated Tax Charge for Year 2017:	$1,632.00 per month

Item 15 -	Amounts Due from Tenant at Lease Execution:	$20,282.09	-	Initial Monthly Charges (to be applied to the Fixed Minimum Rent, Landlord’s Operating Costs, Taxes, and Insurance charges for the first month rent is due hereunder).

Item 16 -	Notices (Section 14.1):	TENANT:
ADMA BIO CENTERS GEORGIA INC.
166 EARNEST W. BARRETT PARKWAY
MARIETTA, GA 30066
ATTENTION: Center Director
Telephone: (678) 495-5803
EMAIL: ctolman@admabio.com

WITH A COPY TO:
ADMA Biologics Inc.
465 Route 17 South
Ramsey, NJ 07446
ATTENTION: Brian Lenz
Telephone: 201-478-5552
EMAIL: blenz@admabio.com

LANDLORD:
HOME CENTER PROPERTIES, LLC
780 OLD ROSWELL PLACE
SUITE 100
ROSWELL, GA 30076
TELEPHONE: (770) 518-2200

Item 17	Special Provisions:	SEE SPECIAL STIPULATIONS ATTACHED HERETO AS EXHIBIT “A”.

Section 1.2      Exhibits

The exhibits listed hereunder and attached to this Lease are incorporated and made a part hereof by reference:

EXHIBIT “A” – SPECIAL STIPULATIONS

EXHIBIT “B-1” – SITE PLAN

EXHIBIT “B-2” – EXISTING FLOOR PLAN

EXHIBIT “B-3” – PROPOSED FLOOR PLAN

EXHIBIT “B-4” – LANDLORD’S WORK

EXHIBIT “B-5” – PYLON SIGNAGE

EXHIBIT “C” – RULES AND REGULATIONS

EXHIBIT "D" -- LEASE COMMENCEMENT DATE LETTER

EXHIBIT "E" -- TENANT'S SIGN PACKAGE

EXHIBIT "F" -- BUILDING ENVELOPE ASSESSMENT REPORT

Section 1.3      Covenants of Landlord’s Authority

Landlord represents and covenants that:

a)	prior to commencement of the Lease Term, it will have good title to or a valid leasehold interest in the land and building of which the Premises form a part; and

b)	upon performing all of its obligations hereunder, Tenant shall peacefully and quietly have, hold and enjoy the Premises for the Term of this Lease, subject, however, to matters of record.

Section 1.4      Premises Leased by Tenant

The Premises leased by Tenant are located at the address set forth in Item 3 of the Definitions, which Premises are particularly described in Item 3 of the Definitions.

The boundaries and location of the Premises are highlighted on the Site Plan diagram attached hereto as Exhibit “B-1” and the Existing Floor Plan of the Premises, attached hereto as Exhibit “B-2”, which set forth the general layout of the Premises, respectively, as of the Effective Date of this Lease, but neither Exhibit “B-1” or Exhibit “B-2” shall be deemed to be a warranty, representation, or agreement upon the part of the Landlord that said Premises will be exactly as indicated on said diagram.

The Premises shall extend to the exterior faces of all walls, and shall include the appurtenances specifically granted in this Lease, but reserving and excepting to Landlord the use of the exterior walls and the roof and the right to install, maintain, use, repair, and replace pipes, ducts, conduits, and wires leading through the Premises in locations which will not materially interfere with Tenant’s use thereof.

Consistent with Section 3.2 hereof, Tenant shall have the non-exclusive use of the driveways, parking spaces, entranceways, exits, and all Common Areas of the Premises for its employees, agents, customers, suppliers, or invitees, so long as such use shall not unreasonably interfere with the use of such areas by Landlord.

Section 1.5      Use of Premises

a)	Tenant shall use the Premises solely for the purpose specified in Item 4 of the Definitions.

b)	Tenant shall operate its business in the Premises pursuant to Section 7.1 hereof under the trade name as specified in Item 5 of the Definitions.

Section 1.6      Lease Term

The term of this Lease shall be for the period specified in Item 6 of the Definitions commencing and expiring as provided in Item 7 of the Definitions, unless sooner terminated or extended as hereinafter provided (hereinafter referred to as the “Term”). If the Lease commences on any day other than the first day of a calendar month, the Term shall be extended by that part of one month necessary to cause the Lease Expiration Date to be on the last day of a calendar month.

Section 1.7      Rent Commencement Date

Tenant shall commence payment of rent at the date specified in Item 8 of the Definitions. If the Rent Commencement Date falls on a day other than the first day of a calendar month, the Fixed Minimum Rent for such month shall be prorated on a per diem basis, calculated on the basis of a thirty (30) day month. The Rent Commencement Date shall automatically be extended if the Lease Commencement Date is extended pursuant to the provisions of Exhibit "B-4" attached hereto. Within ten (10) business days of the Lease Commencement Date, Landlord and Tenant shall execute a Lease Commencement Date Letter substantially in the same form as attached hereto and incorporated herein as Exhibit "D", acknowledging the Lease Commencement Date and the Rent Commencement Date of this Lease.

Section 1.8      Lease Year

For purpose of this Lease, the term Lease Year is defined to mean a calendar year (beginning January 1 and extending through December 31 of any given year). Any portion of a year which is less than a Lease Year, that is, from the Lease Commencement Date through the next December 31, and from the last January 1 falling within the Term of the Lease through the last day of the Term, shall be defined as a Partial Lease Year.

Section 1.9      Acceptance of Possession of Premises

On the Lease Commencement Date, Landlord shall grant and Tenant shall accept possession of the Premises described in the Lease in its present “as is” condition, with the exception of the work as described on Exhibit “B-4” (the “Landlord’s Work”). With the Exception of the Landlord’s Work, Landlord has made no agreements for any labor, materials or work to be performed by Landlord in or to the Premises. In the event Landlord is required to perform any improvements in the Premises prior to granting possession of same to Tenant, Landlord, at Landlord's expense, shall be responsible for obtaining all permits necessary to complete such improvements. Tenant acknowledges that except for work, which is to be performed by Landlord according to the terms and conditions of the Lease, the Tenant shall accept the balance and remainder of any portion of the Premises that Landlord is not required by this Lease to make improvements in or on its “as is” condition.

Subject to compliance with the term of this Lease, Tenant shall make all improvements to the Premises which Tenant is required to make for the preparation of Tenant’s use of the Premises, as permitted hereunder. Tenant agrees and understands that it is Tenant’s obligation to obtain or cause to be obtained: (i) any and all permits and approvals for any Tenant improvements from the applicable governmental agency with jurisdiction over the Premises; and (ii) Tenant’s certificate of occupancy for the Premises.

ARTICLE II

RENT

Section 2.1      Fixed Minimum Rent

The total Fixed Minimum Rent for the Lease Term shall be payable by Tenant as specified in Item 9 of the Definitions and in the Special Stipulations attached hereto as Exhibit “A”.

The Fixed Minimum Rent shall be payable monthly in advance on the first day of each month, without prior demand therefore and without any deduction or setoff whatsoever. In addition, Tenant covenants and agrees to pay Landlord all applicable sales or other taxes which may be imposed on the above specified rents or payments hereinafter provided for to be received by Landlord when each such payment is made. If Tenant pays any installment of Fixed Minimum Rent or any other sum by check and such check is returned for insufficient funds or other reasons not the fault of Landlord, then Tenant shall pay to Landlord on demand a service fee of $30.00 per returned check plus the amount of any fees charged to Landlord by a bank as a result of the check not being honored.

Section 2.2      Late Payment Fee

Should Tenant fail to pay when due any installment of Fixed Minimum Rent or any other sum payable to Landlord under the terms of this Lease, then Landlord shall assess a servicing fee of Five Percent (5%) of any sum due to Landlord (the "Late Payment Fee") from and after the tenth (10th) day following the date on which any sum shall be due and payable; provided, however, Landlord agrees to waive the Late Payment Fee once during any 12-month period provided that Tenant pays the amount due under this Lease within ten (10) days after receipt of written notice from Landlord. Tenant acknowledges and agrees that such late fee is intended as liquidated damages, and not as a penalty, to compensate Landlord for its costs of handling the late payment. Failure of Landlord to enforce the late payment fee shall not constitute a waiver of Landlord’s right to assess said fee in the future and shall not constitute a waiver of any other rights Landlord may have at law or in equity.

Section 2.3      Additional Rent - Definition

In addition to the foregoing Fixed Minimum Rent, all payments to be made under this Lease by Tenant to Landlord shall be deemed to be and shall become Additional Rent hereunder and, together with Fixed Minimum Rent, shall be included in the term “Rent” whenever such term is used herein. Unless another time shall be herein expressly provided for the payment thereof, any Additional Rent shall be due and payable together with each installment of Fixed Minimum Rent, and Landlord shall have the same remedies for failure to pay Additional Rent as for non-payment of Fixed Minimum Rent. Subject to any notice and cure periods set forth in this Lease, Landlord, at its election, shall have the right to pay or do any act which requires the expenditure of any sums of money by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event Landlord elects to pay such sums or do such acts requiring the expenditure of monies, all such sums so paid by Landlord, together with interest thereon, shall be deemed to be Additional Rent and payable as such by Tenant to Landlord upon demand.

 Section 2.4      Percentage Rent                           [INTENTIONALLY OMITTED]

Section 2.5      “Gross Sales” Defined                 [INTENTIONALLY OMITTED]

Section 2.6      Statements of Gross Sales           [INTENTIONALLY OMITTED]

Section 2.7      Tenant’s Gross Sales Records    [INTENTIONALLY OMITTED]

ARTICLE III

COMMON AREAS AND FACILITIES

Section 3.1      Common Areas

Landlord shall make available for Tenant’s non-exclusive use, exterior areas of the Premises designated for common use, including but not limited to, parking areas, driveways, pedestrian sidewalks, access and egress roads, landscaped and planted areas, and common exterior other facilities, serving the Premises (the “Common Areas”).

Landlord shall operate, manage, light, repair and maintain said Common Areas for its intended purposes in such manner as Landlord, in its sole discretion, shall determine. Additionally, so long as Landlord does not materially and adversely affect Tenant’s business operation on the Premises, or Tenant’s ability to access and park on the Premises, Landlord reserves the right to change from time to time the size, location, nature and use of any Common Areas, to make additional installations therein and to move and remove the same, and Landlord shall not be subject to liability therefore nor shall Tenant be entitled to any compensation, or diminution or abatement of Rent, nor shall any such action be deemed an actual or constructive eviction of Tenant.

Section 3.2      Use of Common Areas

During the Term of this Lease, Tenant and its permitted concessionaires, officers, employees, agents, customers and invitees shall have the non-exclusive right, in common with Landlord and all others to whom Landlord has or may hereafter grant rights, to use the Common Areas as (defined in Section 3.1 above), subject to such reasonable rules and regulations as Landlord may from time to time impose. Tenant agrees after notice thereof to abide by such rules and regulations and to use its best efforts to cause its permitted concessionaires, officers, employees, agents, customers and invitees to conform thereto. Landlord may at any time close temporarily any Common Areas to make repairs or changes to same and grant to third persons the non-exclusive right to cross over and use the Common Areas along with Landlord, and Landlord shall not be subject to liability therefore nor shall any such action be deemed an actual or constructive eviction of Tenant. Further, Landlord may do such other acts in and to the Common Areas as in its reasonable judgment may be desirable to improve the convenience thereof. Neither Tenant nor Tenant’s employees, concessionaires, officers or agents may solicit business in the Common Areas, including but not limited to the distribution of handbills or other advertising matter and placing any such handbills or advertising matter in or on any vehicles parked at the Premises without Landlord’s prior written consent. Tenant shall at no time unreasonably interfere with the rights of Landlord and others to use and enjoy any part of the Common Areas.

Section 3.3      Tenant to Share Expense of Common Areas

Tenant shall pay to Landlord, in the manner provided in Section 3.4, Tenant’s pro rata share of Operating Costs. “Operating Costs” shall be defined as and consist of all costs and expenses of every kind and nature, paid or incurred by Landlord, its agents or any contractor employed by Landlord with respect to the operation and maintenance of the Common Areas and the buildings on the Premises including but not be limited to: maintaining lighting fixtures, including cost of light bulbs and electric current (provided, however, that if a Tenant requires that the Premise remain illuminated after 11 p.m., Tenant shall be responsible for the cost allocable to said requirement); salaries and related costs of all on-site personnel (full-time and part-time); repairs, maintenance and replacements necessary for operation of the Common Areas, including all repairs, maintenance to the fire sprinkler system and all components thereof (but excluding replacements of the fire sprinkler system); costs and expenses of planting, maintaining, replanting and replacing flowers and other landscaping; mowing of grass; utilities; all costs of roof repairs and replacements including gutters and downspouts for up to fifty percent (50%) of the roof areas of the building on the Premises, all costs of paving repairs including resealing and restriping, patching holes and repaving for up to fifty percent (50%) of the parking lot and access drives on serving the Premises; removal of trash, rubbish, garbage and other refuse; cleaning; supplies; cost of operating, maintaining and repairing retaining walls, stairs, ramps, sidewalks, and other elements exterior to the building on the Premises; costs incurred by Landlord for the illumination and maintenance of the pylon sign at Home Center Village on which Tenant’s sign panels will be located; equipment depreciation; parcel pick-up stations; service contracts with independent contractors; advertising and promotion; and management, administrative and overhead costs equal to three percent (3%) of the total annual Fixed Minimum Rent. Notwithstanding the foregoing, with the exception of any expenses set forth above, which are by their nature capital expenditures, Operating Costs shall not include any other capital expenditures. During the Lease term in no event shall Tenant’s pro rata share of actual Landlord’s Operating Costs increase more than five percent (5%) on a cumulative going forward basis after the first Lease Year adjustment, excluding controllable expenses such as utilities, insurance, taxes, snow/ice and debris/trash removal.

Section 3.4      Landlord’s Operating Costs

Tenant shall pay to Landlord the Estimated Landlord’s Operating Costs specified in Item 11 of the Definitions, payable in advance in equal monthly installments, together with the payment of the monthly Fixed Minimum Rent, during the first Lease Year or Partial Lease Year of the Lease Term. At the end of each Lease Year, Landlord shall determine Tenant’s actual pro rata share of the Operating Costs paid or incurred by Landlord during the prior Lease Year. In the event Tenant’s actual pro rata share of Operating Costs, as determined by Landlord, exceeds the sums paid by Tenant during the Lease Year in which such costs are incurred, Tenant shall pay to Landlord the excess on or before the first day of the month following receipt of Landlord’s statement invoicing the amount due by Tenant. The monthly Estimated Landlord’s Operating Costs for each succeeding year may be adjusted, at Landlord’s option, based on Landlord’s estimate of such costs for each succeeding period.

If the Lease expires during a Partial Lease Year, and Tenant’s pro rata share of Landlord’s Operating Costs, as determined by Landlord, exceeds the sums paid by Tenant during the Partial Lease Year, Landlord shall bill Tenant within a reasonable time after the expiration or sooner termination of the Lease, for such excess costs for the Partial Lease Year. Tenant shall remit full payment to Landlord within fifteen (15) days of such bill. If Tenant fails to remit such full payment to Landlord, Landlord in its sole discretion may deduct the amount due from the Security Deposit and shall be entitled to all other rights and remedies hereunder for Tenant’s default.

Tenant shall have the right, upon ten (10) business days' prior notice (which may be telephonic) to Landlord, to audit the books and accounts of Landlord to confirm the calculation and accuracy of Operating Costs for any Lease Year or Partial Lease Year, as applicable, during the Lease Term. Such audit shall be conducted at a place reasonably designated by Landlord. In the event of an inaccuracy in Operating Costs actually paid by Tenant as compared to Operating Costs actually incurred and owed by Tenant, such shall be reconciled within thirty (30) days of discovering same. In the event that amounts Tenant actually paid for Operating Costs exceed the amount for Operating Costs actually owed by Tenant hereunder, when correctly accounted for and calculated, by three percent (3%) or greater of such amount actually owed, then Landlord shall pay or reimburse Tenant for the reasonable cost of the audit.

ARTICLE IV

UTILITY SERVICES

Section 4.1      Utilities

Tenant agrees that it shall not install any equipment which will exceed or overload the capacity of any utility facilities existing in the Premises on the Lease Commencement Date and that if any equipment installed by Tenant shall require additional utility facilities, the same shall be installed at Tenant’s expense in accordance with plans and specifications to be approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall contract for all utilities in its own name and shall promptly pay for all utilities rendered or furnished to the Premises from and after the date Tenant assumes possession of the Premises (irrespective of whether Tenant shall have opened for business in the Premises) including, but not limited to, water/sewer, gas, and electricity charges and all taxes thereon.

Landlord shall not be liable to Tenant for damages due to any interruption or impairment of any such utility or related service, except if the cause of such interruption or impairment is due to the intentional misconduct of Landlord or Landlord’s agents, representatives, contractors and employees.

ARTICLE V

TAXES

Section 5.1      Tenant’s Taxes

Tenant covenants and agrees to pay timely when due all taxes imposed upon its business operations and its personal property situated in the Premises.

Section 5.2      Tenant’s Participation in Real Estate Taxes

Landlord will pay all “Real Estate Taxes” which shall include:

(i)	all real property taxes, including extraordinary, general, and/or special assessments imposed by federal, state, or local governmental authority or any other taxing authority having jurisdiction over the Premises;

(ii)	all real estate taxes levied and/or assessed against the Premises being located within the jurisdiction of a community development district, tax allocation district, community improvement district, special tax district, municipal tax district, a business park, municipal improvement district, and/or other similar tax program (collectively referred to as the “Special Tax Assessments”) and which are included in the tax bill (or in the alternative are charged by the applicable governmental and/or quasi-governmental agency(ies) to Landlord);

(iii)	any resource recovery taxes or fees, retrofit taxes or fees, or any other special tax which may be assessed and imposed on the Premises by any federal, state, or local government, including, without limitation, the Special Tax Assessments, or any other special assessment against the Premises; and

(iv)	any other assessments which may be levied or imposed on the Premises which are included on the Landlord’s realty tax or assessment bill, including but not limited to, any and all costs, fees, and expenses incurred by Landlord in negotiating, appealing or contesting such taxes and assessments.

Notwithstanding anything herein to the contrary, Real Estate Taxes shall not include: (i) any franchise, capital, stock, transfer, inheritance, succession, special assessment, estate, gift or income tax; and (ii) late payment charges, interest and penalties imposed on Landlord.

Tenant, for each Lease Year or Partial Lease Year, as defined in Section 1.8, during the Term of this Lease or any renewal thereof, shall pay to Landlord its prorata share, as hereinafter defined, of all Real Estate Taxes assessed or levied against the Premises. Tenant shall pay to Landlord the Estimated Tax Charge specified in Item 14 of the Definitions, payable in advance in equal monthly installments, together with the payment of the monthly Fixed Minimum Rent, during the first Lease Year or Partial Lease Year of the Lease Term. At the end of such year and each Lease Year thereafter, Landlord shall furnish Tenant a statement of the actual Real Estate Taxes together with an invoice for any additional Tax Charge, which shall be paid within thirty (30) days after receipt of Landlord’s statement. If the aggregate amount of Real Estate Taxes actually paid by Tenant during a given Lease Year or Partial Lease Year, as applicable, exceeds Tenant's actual liability for such Lease Year or Partial Lease Year, the excess shall be credited against the Real Estate Taxes next due from Tenant during the immediately subsequent Lease Year or Partial Lease Year, as applicable, except that in the event that such excess is paid by Tenant during the final Lease Year or Partial Lease Year, as applicable, of the Lease Term, then upon the expiration of the Lease Term, Landlord shall pay Tenant the then-applicable excess within fifteen (15) days after determination thereof. The monthly Estimated Tax Charge for each succeeding year may be adjusted based on Landlord’s estimate of the Real Estate Taxes for each period. Tenant’s share shall be prorated in the event Tenant is required to make such payment for a Partial Lease Year. In addition, should the taxing authorities include in such Real Estate Taxes the value of any improvements made by Tenant, or include machinery, equipment, fixtures, inventory or other personal property or assets of the Tenant then Tenant shall also pay 100% of the Personal Property Taxes and Real Estate Taxes for such items. If the Lease expires during a Partial Lease Year, Landlord shall bill Tenant, not more than sixty (60) days prior to the expiration date to the Lease, for its estimated pro rata share of Real Estate Taxes for the Partial Lease Year. Tenant shall remit full payment to Landlord within fifteen (15) days of such bill. Should any governmental taxing authority, acting under any present or future law, ordinance, or regulation, levy, assess or impose a tax, excise and/or assessment (other than income or franchise tax) upon or against or in any way related to the land and buildings comprising the Premises, either by way of substitution or in addition to any existing tax on land and buildings or otherwise, Tenant shall be responsible for and shall pay to Landlord its pro rata share as set forth above of such tax, excise and/or assessment. Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant be responsible or be required to pay or contribute to the payment of any Real Estate Taxes applicable to the period prior to the Lease Commencement Date or after the Lease Expiration Date.

ARTICLE VI

REPAIRS AND MAINTENANCE

Section 6.1      Repairs by Landlord

Landlord shall keep the foundations, exterior structural/load bearing walls, gutters, downspouts and the roof over the Premises in good order and repair (subject to reimbursement by Tenant in accordance with Section 3.3), and shall make the exterior and structural repairs and replacements necessary to keep the Premises in good order and repair, including maintenance and repair of the pipes, lines, wires, and ducts exterior to the Premises up to, but not including, Tenant’s service connections therewith, but subject to Landlord’s recovery of such expenses as may be provided in this Lease. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature. All property of Tenant, including merchandise and furnishings, kept or stored on the Premises shall be so kept or stored at the risk of Tenant only and Tenant shall hold Landlord harmless from any and all claims arising out of damage to same. If Landlord is required to make repairs by reason of the negligence or willful misconduct of Tenant, any permitted subtenants, concessionaires or their respective employees, agents, invitees, licensees or contractors, the cost of such repairs shall be borne by Tenant and shall be due and payable immediately upon receipt of Landlord’s notification of the amount due.

In addition to the foregoing, Landlord shall maintain, repair, and replace as necessary the fire sprinkler system in the building on the Premises, subject to reimbursement of such costs by Tenant pursuant to Section 3.3 above.

Landlord agrees both to commence the maintenance, repairs, replacements or restoration described in this Section with reasonable promptness and to diligently pursue same and in such manner as not to unreasonably interfere with Tenant's use and occupancy of the Premises. If Landlord fails to perform such maintenance or repair within thirty (30) days after receiving from Tenant written notice of the need for same or if such maintenance or repair cannot be performed within thirty (30) days, commence the maintenance and repair within thirty (30) days, and diligently prosecute it to completion, Tenant may make such repairs after giving Landlord ten (10) days prior written notice and using the lowest of three (3) competitive bids, and deduct the costs thereof from sums due Landlord hereunder.

Section 6.2      Repairs and Maintenance by Tenant

Tenant shall, at Tenant’s sole cost and expense, make all repairs to the Premises for which Landlord is not specifically responsible under Section 6.1, and shall replace all things necessary to keep the same in good order and repair, including, but not limited to, all fixtures, furnishings, lighting, windows, doors, and store signs of Tenant. Further, Tenant shall maintain, replace and keep in good order and repair all plumbing (including grease traps), electrical, and heating, venting and air conditioning (“HVAC”) systems for the Premises. Any HVAC system supplied by Tenant shall remain as a part of the Premises for the duration of the Lease Term and any renewals thereof, and shall become the property of Landlord upon installation of such system. Tenant shall at all times keep the Premises and the immediate areas in front of, behind and adjacent to it, exterior entrances, all glass and show windows, moldings and bulkheads, and all partitions, doors, floor surfaces, fixtures, equipment and appurtenances thereof in good order, condition and repair, and shall maintain the Premises in a satisfactory condition of cleanliness and appearance, including reasonable periodic painting of the interior and, if applicable, the exterior of the Premises. Tenant shall be fully responsible and liable for the maintenance, repair, and lighting of all its exterior signs and the maintenance and repair of its sign panels installed on the pylon sign (such sign panels to be maintained in conformity with Tenant’s Sign Package affixed hereto as Exhibit E) that is shared by all the tenants in the Home Center Village Shopping Center, and shall periodically repaint metal surfaces that rust or begin to deteriorate from any causes. Any damage to the exterior walls to which a sign may be attached, including but not limited to rust stains and structural cracking of the fascia, caused by Tenant’s signage shall be repaired by Tenant at its sole cost.

Tenant shall obtain and deliver to Landlord, at Tenant’s sole cost, a maintenance agreement with a reputable licensed HVAC contractor reasonably approved by Landlord for the servicing of the HVAC system throughout the Term of this Lease and all extensions thereof. At a minimum, the HVAC system shall be serviced at least once per quarter by the service provider, including, but not limited to: (i) changing the filters, (ii) inspecting and, if necessary, cleaning condensing coils and evaporator coils, (iii) inspecting and, if necessary, tightening or replacing the belt on any HVAC unit having a belt driven fan, and (iv) inspecting and, if necessary, tightening any electrical terminations.

If Tenant refuses or neglects to properly repair and/or maintain the Premises as required herein to the reasonable satisfaction of Landlord, Landlord may, but shall not be obligated to, complete such repairs and/or maintenance, without liability for any loss or damage that may accrue to Tenant’s merchandise, fixtures, or other property or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay Landlord’s costs for making such repairs within thirty (30) days of receipt of an invoice from Landlord, which invoice shall include documentation supporting such costs.

Section 6.3      Right of Entry

Landlord or its representatives shall have the right to enter the Premises at reasonable hours of any day during the Lease Term upon not less than forty-eight (48) hours prior telephone notice to Tenant (except in the case of an emergency) in order to:

a)	ascertain if the Premises are in proper repair and condition, and further, Landlord or its representatives shall have the right, without liability, to enter the Premises for the purposes of making repairs, additions or alterations thereto or to the building in which the same are located, including the right to take the required materials therefore into and upon the Premises without the same constituting an eviction of Tenant in whole or in part, and the Rent shall not abate while such repairs, alterations, replacements or improvements are being made by reason of loss or interruption of Tenant’s business due to the performance of any such work; provided, however, that Landlord shall use reasonable efforts to minimize interference with Tenant's business operations and Tenant's occupancy and use of the Premises; and

b)	show the Premises to prospective purchasers and lenders. During the ninety (90) days prior to the expiration or earlier termination of the Lease Term, Landlord may place a “For Lease” sign on the Premises and show the Premises to prospective tenants.

c)	Tenant may require such individuals to register with Tenant and be accompanied by a Tenant representative at all times while on the Premises. Notwithstanding the foregoing, in the event that Landlord requires entry to the Premises during a circumstance that Landlord reasonably deems to be an emergency, and representatives of Tenant shall not be present to open and permit such entry into the Premises, Landlord and its employees and agents may enter the Premises by means of a master key or otherwise.

Section 6.4      Sidewalks and Outside Areas

Nothing shall be thrown or swept out of doors or windows of the Premises onto sidewalks, entrances, passages, courts, plazas or any of the Common Area. Tenant shall diligently keep the sidewalks and outside areas immediately in front and behind the Premises broom-clean and otherwise keep said areas free of trash, litter, ice, snow, or obstruction of any kind.

Section 6.5      Replacement of Glass

At the commencement of the Term of this Lease, all glass in the Premises shall be in good condition, scraped clean of any paint and undamaged. Tenant shall, at its own expense, replace all glass thereafter broken or damaged with glass of the same quality and physical properties.

ARTICLE VII

RESTRICTIONS ON USE OF PREMISES

Section 7.1      Restrictions on Use of Premises

Tenant covenants and agrees to use the Premises only for the permitted uses set forth in Item 4 of the Definitions and for no other purpose, and Tenant shall not maintain or permit to be maintained any vending machines of any nature in exterior areas adjacent to the Premises or in the Premises which block the flow of pedestrian traffic therein.

The Premises shall, during the Term of this Lease, be used only and exclusively for lawful purposes and no part of the Premises shall be used in any manner whatsoever that will injure the commercial reputation of the Premises nor for any purposes in violation of the laws, ordinances, regulations or orders of the United States, or the State, County and/or City where the Premises are located or the Fire Insurance Rating organization and/or the Board of Fire Insurance Underwriters, or any duly constituted subdivision, department or board thereof. Tenant shall comply with all such laws, ordinances, regulations or orders now in effect or hereafter enacted or passed during the Term of this Lease insofar as the Premises and any signs of Tenant are concerned, and shall make at Tenant’s own cost and expense all repairs, additions and alterations to the Premises and signs ordered or required by such authorities, whether to meet the special needs of Tenant, or by reason of the occupancy of Tenant, or otherwise.

Section 7.2      Tenant’s Right to Go Dark; Landlord’s Recapture Right

At any time during the Term, including any Extension Term (as defined in Exhibit "A"), Tenant shall have the right, but not the obligation, to cease its business operations within the Premises (which may be referred to herein as “Go Dark” or any verb-tense variation thereof); provided, however, that nothing herein shall be deemed to affect Tenant’s obligation to pay full Rent during the period Tenant has Gone Dark. If Tenant Goes Dark from the Premises for a period of one hundred eighty (180) or more consecutive days or for a period of three hundred sixty five (365) or more days in the aggregate at any time during the Term (“Dark Period”), except for a Permitted Closure (as defined below), Landlord shall have the right, but not the obligation, as its sole and exclusive remedy for early termination of the Lease, to terminate this Lease and recapture the Premises at any time after such Dark Period by delivering written notice to Tenant indicating its election to so terminate this Lease (“Termination Notice”). This Lease shall terminate thirty (30) days after Tenant’s receipt of the Termination Notice; provided, however, that Tenant may nullify such termination by Landlord if, within thirty (30) days after Tenant’s receipt of the Termination Notice, Tenant re-opens for business in the Premises. Notwithstanding the foregoing, from the date of the Termination Notice through the effective date of termination as set forth in such Termination Notice, Tenant shall continue to pay full Rent and remain liable for all liabilities accrued through the Termination Date. Notwithstanding anything contained herein to the contrary, Tenant shall not be required to open for business in the Premises (i) on nationally recognized holidays (e.g., Christmas Day, Thanksgiving Day, New Year’s Day, etc.), (ii) for periods of closure for permitted remodeling, renovation or alterations, (iii) for periods of closure due to force majeure events, or (iv) for periods of closure due to casualty or condemnation (any of the foregoing being a “Permitted Closure”). Notwithstanding anything to the contrary contained herein, the Dark Period shall not be interrupted by, and Tenant shall be deemed to be not operating, during any single day or other temporary resumption of operations by Tenant in bad faith and not in the normal course of business for the sole purpose of avoiding the exercise of Landlord's recapture right. If Tenant Goes Dark, Tenant shall maintain a security alarm for the Premises with a reputable company approved by Landlord, sufficient to notify the police or fire officials in the event of an emergency; maintain the temperature within the Premises at 45º degrees Fahrenheit or higher in order to prevent any damage to the Premises due to freezing temperatures; and comply with all other terms and conditions of the Lease.

Section 7.3      Retail Restriction Limit [Intentionally Omitted]

Section 7.4      Rules and Regulations

Tenant’s use of the Premises shall be subject to Landlord’s right to adopt, modify and/or rescind reasonable rules and regulations not in conflict with any of the express provisions hereof governing the use of the Common Areas and/or Premises and other matters affecting the general management and appearance of the Premises but no such rule or regulation shall discriminate against Tenant. The current rules and regulations are attached hereto as Exhibit “C” and made a part hereof. Landlord will provide any newly promulgated rules and regulations to Tenant prior to same being effective and enforceable.

ARTICLE VIII

ADDITIONS, ALTERATIONS, REPLACEMENTS AND TRADE FIXTURES

Section 8.1      By Landlord

Landlord also reserves the right to construct other buildings or improvements in the Common Areas from time to time and to make alterations thereof or additions thereof and to build additional stories on any such building or buildings so constructed provided that such construction does not interfere or interrupt Tenant's business and access to the Areas and to Tenant's Parking.

Section 8.2      By Tenant

Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as "Alterations") without acquiring the prior written consent of Landlord in each instance, provided that: (a) the Alterations are non-structural and the structural integrity of the building in which the Premises is located shall not be affected; (b) the Alterations are to the interior of the Premises; (c) the proper functioning of the electrical, mechanical, plumbing, HVAC or other systems servicing the Premises is not impaired; or (d) the cost in each case does not exceed Ten Thousand and No/100 Dollars ($10,000.00) (the "Permitted Alterations"). For any other Alterations, Tenant shall be required to obtain the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold, condition, or delay. If Tenant makes written request for any Alterations requiring Landlord's prior written consent, such request must be accompanied by a description of the proposed Alterations. If Landlord fails to deny consent to the proposed Alterations in writing accompanied by reasons for such denial within thirty (30) days of Tenant's request, then Landlord shall be deemed to have granted consent to the Alterations described. After obtaining Landlord's consent for any Alterations (either expressly or by inference), Tenant shall give Landlord at least five (5) days' prior written notice of the commencement of any Alterations at the Premises, and Landlord may elect to record and post notices of non-responsibility at the Premises. This provision shall apply to improvements made by Tenant at any time, including Tenant’s initial leasehold improvements and fixturing. No changes, alterations, or improvements affecting the exterior of the Premises shall be made by Tenant without the prior written approval of Landlord. Tenant also agrees to pay one hundred percent (100%) of any increase in the Real Estate Taxes or Landlord’s Personal Property Taxes resulting from such improvements.

All alterations, decorations, additions and improvements made by Tenant, or made by Landlord on Tenant’s behalf as provided in this Lease, shall be the property of Landlord. Upon obtaining the prior written consent of Landlord, Tenant shall remove such alterations, decorations, additions and improvements made by Tenant and restore the Premises as provided in Section 8.5, and if Tenant fails to do so and moves from the Premises, all such alterations, decorations, and additions and improvements shall remain the property of Landlord.

Section 8.3      Construction Insurance and Indemnity

Tenant shall indemnify and hold Landlord harmless from any and all claims for loss or damages or otherwise based upon or in any manner growing out of any alterations or construction undertaken by Tenant under the terms of this Lease, including all costs, damages, expenses, court costs and attorneys’ fees incurred in or resulting from claims made by any person or persons.

Before undertaking any alterations or construction (excluding any Permitted Alterations), Tenant shall obtain and pay for a public liability policy insuring Landlord and Tenant against any liability which may arise on account of such proposed alterations or construction work in limits of not less than $1,000,000.00 for any one person, $1,000,000.00 for more than one person in any one accident and $1,000,000.00 for property damage; and a copy of such policy shall be delivered to Landlord prior to the commencement of such proposed work. Tenant shall also maintain at all times fire insurance with extended coverage in the name of Landlord and Tenant as their interests may appear in the amount adequate to cover the cost of replacement of all alterations, decoration, additions or improvements in and to the Premises and all trade fixtures therein, in the event of fire or extended coverage loss. Tenant shall deliver to Landlord copies of such fire insurance policies which shall contain a clause requiring the insurer to give Landlord thirty (30) days’ notice of cancellation of such policies.

Section 8.4      Mechanic’s Liens and Additional Construction

If by reason of any alteration, repair, or labor performed or materials furnished to the Premises for or on behalf of Tenant any mechanic’s or other lien shall be filed, claimed, perfected or otherwise established as provided by law against the Premises, Tenant shall discharge or remove the lien by bonding or otherwise, within thirty (30) days after notice from Landlord to Tenant of the filing of same, and Tenant shall indemnify and hold the Landlord harmless from and against any such lien and any costs, damages, charges and expenses, including, but not limited to, attorney’s fees, incurred in connection with or with respect to such lien.

Landlord and Tenant expressly acknowledge and agree that neither the Tenant nor any one claiming by, through or under the Tenant, including without limitation contractors, sub-contractors, materialmen, mechanics and laborers, shall have any right to file or place any mechanics’ or materialmen’s liens of any kind whatsoever upon the Premises nor upon any building or improvement thereon; such liens being specifically prohibited. Tenant shall notify all parties with whom it deals that Tenant (and such party acting by and through Tenant) has no power to subject the Landlord’s interest in the Premises to any claim or lien of any kind or character and any parties dealing with the Tenant must look solely to the credit of the Tenant for payment and not to the Landlord’s interest in the Premises or otherwise.

Section 8.5      Trade Fixtures

All trade fixtures and equipment installed by Tenant in the Premises shall remain the property of Tenant. Provided Tenant is not in default hereunder beyond any applicable notice and cure periods, Tenant shall have the right, upon the expiration or termination of this Lease, to remove any and all such trade fixtures and equipment not constituting a part of the freehold which it may have stored or installed in the Premises, including, but not limited to, counters, shelving, showcases, chairs, and moveable machinery purchased or provided by Tenant, provided this right is exercised on or before the expiration or termination date of this Lease and provided that Tenant, at its own cost and expense, shall repair any damage to the Premises caused thereby. The right granted Tenant in this Section 8.5 shall not include the right to remove any plumbing or electrical fixtures or equipment (with exception of generator), hot water heaters, oven hood, oven exhaust, heating or air-conditioning equipment, floor-coverings (including wall-to-wall carpeting) glued or fastened to the floors or any paneling, tile or other materials fastened or attached to the walls or ceilings, all of which shall be deemed to constitute a part of the freehold, and, as a matter of course, shall not include the right to remove any fixtures or machinery that were furnished or paid for by Landlord. The Premises and the immediate areas in front of, behind and adjacent to the Premises shall be left in a broom-clean condition. If Tenant shall fail to remove all of its trade fixtures or other property on or before the expiration or termination date of this Lease, such fixtures and other property not removed by Tenant shall be deemed abandoned by Tenant, and, at the option of Landlord, shall become the property of Landlord.

ARTICLE IX

INSURANCE AND INDEMNITY

Section 9.1      Tenant’s Insurance

Tenant covenants and agrees to procure and maintain, at Tenant’s expense, prior to entry upon the Premises, in responsible companies reasonably approved by Landlord, combined single limit public liability insurance, insuring Landlord and Tenant, as their interests may appear, against all claims, demands or actions for bodily injury, including death of any person, property damage, and personal injury with limits of not less than $1,000,000.00 for each occurrence and $2,000,000.00 on an annual aggregate basis, and also casualty coverage insuring Landlord and Tenant, as their interests may appear, with a limit of not less than $300,000.00 for each occurrence. Landlord shall have the right to direct Tenant to increase such amounts whenever Landlord’s insurance carrier or governing authority considers them inadequate. Such liability insurance shall also cover any liability from signs erected by Tenant. The policy of insurance shall provide that Landlord is specifically named as an additional insured therein. Tenant shall also maintain, at its own cost and expense, with nationally recognized companies, insurance as follows: (1) insurance commonly known as “special all risk property insurance” on property belonging to Tenant or for which Tenant is the bailee covering 100% of the replacement cost of any item of value including Tenant’s property and specifically including but not limited to signs, stock, inventory, furniture and fixtures, equipment, and improvements and betterments installed by Tenant; (2) business interruption insurance covering 100% of Tenant’s actual loss sustained for a period not exceeding twelve (12) months; and (3) insurance covering all glass forming a part of the Premises including plate glass in the Premises. All of said insurance shall be in form and in responsible companies licensed to do business in the State of Georgia and shall have an A.M. Best Rating of at least A-,VIII and shall endeavor to provide that it will not be subject to cancellation or termination or change except after at least thirty (30) days prior written notice to Landlord. The certificates of insurance shall be deposited with Landlord no later than the day Tenant opens for business. Thereafter, Tenant shall provide Landlord with certificates of insurance within fifteen (15) days after renewal of any such policy. In the event Tenant fails to obtain or maintain the insurance required hereunder, and fails to provide Landlord with the required certificates of insurance within thirty (30) days after demand therefore, Landlord may obtain same (but shall have no obligation to do so) and any costs incurred by Landlord in connection therewith shall be payable by Tenant upon demand. Tenant agrees that its insurance shall be primary over any insurance, which may be purchased by the Landlord. In the event of any loss of property or earnings of the Tenant as a result of property damage, the Tenant agrees not to subrogate against the Landlord and further agrees that it shall require an express waiver of any right of subrogation by its insurance company against Landlord.

Section 9.2      Extra Hazard Insurance Premiums

Tenant agrees that it will not knowingly keep, use, sell or offer for sale in or upon the Premises any article or permit any activity, which may be prohibited by the standard form of fire or public liability insurance policy. Tenant agrees to pay any increase in premiums for fire and extended coverage or public liability insurance which may be carried by Landlord on the Premises or the building of which they are a part, resulting from the type of merchandise sold or services rendered by Tenant or activities in the Premises, whether or not Landlord has consented to the same. In determining whether increased premiums are the result of Tenant’s use of the Premises, a schedule, issued by the organization making the insurance rate on the Premises, showing various components of such rate, shall be conclusive evidence of the several items and charges, which make up the fire and public liability insurance rate on the Premises.

Tenant shall not knowingly use or occupy the Premises or any part thereof, or suffer or permit the same to be used or occupied for any business or purpose deemed extra hazardous on account of fire or otherwise. In the event Tenant’s use and/or occupancy causes any increase of premium for the fire, boiler and/or casualty rates on the Premises or any part thereof above the rate for the least hazardous type of occupancy legally permitted in the Premises, Tenant shall pay such additional premium on the fire, boiler and/or casualty insurance policy that may be carried by Landlord for its protection against rent loss through fire. Bills for such additional premiums shall be rendered by Landlord to Tenant at such times as Landlord may elect, and shall be due from and payable to Tenant when rendered in writing, but such increases in the rate of insurance shall not be deemed a breach of this covenant by Tenant. Failure to pay amounts due hereunder shall be a breach of the Lease.

Section 9.3      Indemnity

Tenant during the Term hereof shall indemnify and save harmless Landlord, including its employees, agents, and property manager, if any, from and against any and all claims and demands whether for injuries to persons or loss of life, or damage to property, occurring within the Premises and immediately adjoining the Premises and arising out of the use and occupancy of the Premises by Tenant, or occasioned wholly or in part by any act or omission of Tenant, its subtenants, agents, contractors, employees, servants, lessees or concessionaires, excepting however, such claims and demands, whether for injuries to persons or loss of life, or damage to property, caused by the negligence of Landlord, its employees, agents, and property manager. If, however, any liability arises in the Common Areas because of the negligence of Tenant, Tenant’s subtenants, agents, employees, contractors, invitees, customers or visitors, then in such event Tenant shall hold Landlord harmless. In case Landlord shall, without fault on its part, be made a party to any litigation that is covered by the indemnity by Tenant in the foregoing two sentences, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Landlord in connection with such litigation. The obligation of Tenant to indemnify Landlord under this Section 9.3 shall survive the termination of the Lease. Nothing in this Section 9.3 shall modify or alter the Tenant’s responsibility to purchase the insurance required by Section 9.1.

Landlord during the Term hereof shall indemnify and save harmless Tenant, including its employees, agents, and property manager, if any, from and against any and all claims and demands whether for injuries to persons or loss of life, or damage to property, occurring within the Common Areas occasioned wholly or in part by any act or omission of Landlord, its agents, contractors or employees, excepting however, such claims and demands, whether for injuries to persons or loss of life, or damage to property, caused by the negligence of Tenant including Tenant's subtenants, agents, employees or contractors. If any liability arises in the Premises because of the negligence of Landlord, Landlord's agents, employees or property manager, then in such event Landlord shall hold Tenant harmless. In case Tenant shall, without fault on its part, be made a party to any litigation that is covered by the indemnity by Landlord in the foregoing two sentences, then Landlord shall protect and hold Tenant harmless and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Tenant in connection with such litigation. The obligation of Landlord to indemnify Tenant under this Section 9.3 shall survive the termination of the Lease. Nothing in this Section 9.3 shall modify or alter Landlord's responsibility to purchase the insurance required by Section 9.4.

Section 9.4      Tenant’s Participation in Insurance

Landlord will pay all premiums for liability, fire, casualty and other property related insurance for the Premises, including any insurance, such as flood insurance, which in the reasonable judgment of Landlord is necessary (collectively, “Insurance”). Tenant for each Lease Year or Partial Lease Year during the Term of this Lease or any renewal thereof, shall pay to Landlord its Pro Rata Share of Insurance. In addition to the foregoing, Tenant shall also pay its Pro Rata Share of any Insurance deductible (“Deductible Share”) paid by Landlord in the event of a claim or insured loss. The Deducible Share shall be determined by multiplying the applicable deductible amount paid by Landlord by Tenant’s pro rata share. The Deductible Share shall be amortized and paid by Tenant in monthly installments over the remaining term of the Lease beginning the month next succeeding the date on which Landlord notifies Tenant in writing about same.

Tenant shall pay to Landlord the Insurance Charge specified in Exhibit “A” monthly. At the end of each Lease Year (or Partial Lease Year, if applicable), Landlord shall determine Tenant’s actual Pro Rata Share of Insurance for such preceding Lease Year. In the event Tenant’s Pro Rata Share of Insurance exceeds the Insurance Charge paid by Tenant for such preceding Lease Year, Tenant shall pay to Landlord the excess amount within thirty (30) days after receipt of Landlord’s statement invoicing the amount due by Tenant. If the aggregate amount of Insurance actually paid by Tenant during a given Lease Year or Partial Lease Year, as applicable, exceeds Tenant's actual liability for such Lease Year or Partial Lease Year, the excess shall be credited against the payment of Insurance next due from Tenant during the immediately subsequent Lease Year or Partial Lease Year, as applicable, except that in the event that such excess is paid by Tenant during the final Lease Year or Partial Lease Year, as applicable, of the Lease Term, then upon the expiration of the Lease Term, Landlord shall pay Tenant the then-applicable excess within fifteen (15) days after determination thereof. The Insurance Charge for each succeeding Lease Year may be adjusted based on Landlord’s estimate of the Insurance for such succeeding Lease Year. If the Lease expires during a Partial Lease Year, Landlord shall bill Tenant, not more than sixty (60) days following to the Expiration Date of the Lease, for its estimated Pro Rata Share of Insurance for the Partial Lease Year. Tenant shall remit full payment to Landlord within fifteen (15) days of receipt of such bill. If Tenant fails to remit such payment to Landlord, Landlord in its sole discretion may deduct the amount due from Tenant’s Security Deposit and/or pursue all other rights and remedies hereunder for Tenant’s default.

Any Insurance policy maintained by Landlord shall be for the sole benefit of Landlord, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder. Further, Tenant acknowledges and agrees that Tenant’s obligation to pay its Pro Rata Share of Insurance for the Premises shall not give Tenant any rights under any Insurance policy maintained by Landlord, nor shall such obligation constitute a waiver of subrogation on the part of Landlord’s Insurance carrier to assert claims against Tenant for damage to the Premises caused by Tenant’s negligence, or for Landlord to assert any such claims against Tenant for uninsured losses. Specifically, nothing in this Lease shall be construed to prohibit or diminish either the subrogation rights of Landlord’s insurance carrier against Tenant or Landlord’s rights to assert claims against Tenant in its own name for damage caused by Tenant’s negligence.

Section 9.5      Mutual Waiver of Claims and Subrogation

LANDLORD AND TENANT HEREBY WAIVE AND RELEASE ANY CLAIM THAT EITHER OF THEM MAY HEREAFTER HAVE AGAINST THE OTHER ON ACCOUNT OF ANY DAMAGE TO THE PROPERTY OF THE WAIVING PARTY, EVEN IF SUCH DAMAGE SHALL BE DUE TO THE NEGLIGENT ACT OR OMISSION OF THE OTHER PARTY. LANDLORD AND TENANT SHALL EACH CAUSE THEIR RESPECTIVE PROPERTY INSURANCE POLICIES TO CONTAIN EITHER A WAIVER OF ANY RIGHT OF SUBROGATION THE INSURER OF ONE PARTY HERETO MAY ACQUIRE AGAINST THE OTHER PARTY HERETO BY VIRTUE OF PAYMENT OF ANY LOSS UNDER ANY SUCH INSURANCE OR AN ACKNOWLEDGMENT BY THE INSURER THAT THE FOREGOING WAIVER OF CLAIMS DOES NOT IMPAIR OR INVALIDATE SUCH POLICY OF INSURANCE.

ARTICLE X

DAMAGE OR DESTRUCTION BY FIRE OR OTHER CASUALTY AND CONDEMNATION

Section 10.1    Damage or Destruction by Fire or Other Casualty

a)	Tenant shall give prompt notice to Landlord in case of fire or other damage to the Premises or the building(s) containing the Premises. In the event the Premises are damaged by fire, explosion, flood, Tornado or by the elements, or through any casualty, or otherwise, after the commencement of the Term of this Lease, the Lease shall continue in full force and effect. If the extent of the damage is less than Fifty Percent (50%) of the cost of replacement of the Premises, the damage shall promptly be repaired by Landlord at Landlord’s expense, provided that Landlord shall not be obligated to expend for such repair an amount in excess of the insurance proceeds recovered or recoverable as a result of such damage, and that in no event shall Landlord be required to replace Tenant’s stock in trade, fixtures, furniture, furnishings, floor coverings and equipment. In the event of any such damage and:

(i)	Landlord is not required to repair as hereinabove provided; or

(ii)	the Premises shall be damaged to the extent of Fifty Percent (50%) or more of the cost of replacement;

(iii)	either Landlord or Tenant may elect to terminate this Lease upon giving notice of such election to the other party within ninety (90) days after the occurrence of the event causing the damage.

b)	If the casualty, repairing, or rebuilding shall render the Premises untenable, in whole or in part, a proportionate abatement of the Fixed Minimum Rent shall be allowed from the date when the damage occurred until the date Landlord completes the repairing or rebuilding, said proportion to be computed on the basis of the relation which the gross square foot area of the space rendered untenable bears to the floor area of the Premises If Landlord is required or elects to repair the Premises as herein provided, Tenant shall repair or replace its stock in trade, fixtures, furniture, furnishings, floor coverings and equipment, and if Tenant has closed for business, Tenant shall promptly reopen for business upon the completion of such repairs.

c)	In the event the Premises shall be damaged in whole or in substantial part within the last twelve (12) months of the Term of this Lease, either Landlord or Tenant shall have the option, exercisable within thirty (30) days following such damage, of terminating this Lease, effective as of the date of receipt.

d)	by the non-terminating party of written notice from the terminating party; provided, however, that if Landlord elects to terminate this Lease pursuant to this Section 10.1(c), Tenant may void such termination by exercising any then available option to renew this Lease by giving Landlord written notice thereof within thirty (30) days of Tenant's receipt of Landlord's termination notice, whereupon such termination notice shall be void and Landlord will promptly and diligently repair the damage and restore and rebuild the Premises with reasonable dispatch to substantially the same condition as immediately prior to such casualty.

Section 10.2    Condemnation

a)	Total: In the event the entire Premises shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority (the “Condemning Authority”), this Lease shall terminate and expire as of the date of title vesting in the Condemning Authority, and Landlord and Tenant shall thereupon be released from any further liability, hereunder.

b)	Partial: If any part of the Premises shall be taken as aforesaid and such partial taking shall render that portion not so taken unsuitable for the business of Tenant, as reasonably determined by Landlord and Tenant, then this Lease and the Term herein shall cease and terminate as aforesaid. If such partial taking is not extensive enough to render the Premises unsuitable for the business of Tenant, then this Lease shall continue in effect, except that the Fixed Minimum Rent shall be reduced in the same proportion that the floor area of the Premises taken bears to the original floor area leased and Landlord shall, upon receipt of the award in condemnation, make all necessary repairs or alterations to the building in which the Premises are located so as to constitute the portion of the building not taken a complete architectural unit, but such work shall not exceed the scope of the work to be done by Landlord in originally constructing said building, nor shall Landlord, in any event, be required to spend for such work an amount in excess of the amount received by Landlord as damages for the part of the Premises so taken. “Amount received by Landlord” shall mean that part of the award in condemnation which is free and clear to Landlord of any collection by mortgagee for the value of the diminished fee.

c)	Termination: If more than twenty percent (20%) of the floor area of the building in which the Premises are located shall be taken as aforesaid, either Landlord or Tenant may, by written notice to the other party, terminate this Lease, such termination to be effective as aforesaid.

d)	Rent on Termination: If this Lease is terminated as provided in this Section, the Rent shall be paid, up to the date, that possession is so taken by the Condemning Authority and Landlord shall make an equitable refund of any rent paid by Tenant in advance.

e)	Award: Tenant shall not be entitled to and expressly waives all claim to any condemnation award for any taking, whether whole or partial, and whether for diminution in value of the leasehold or to the fee although Tenant shall have the right, to the extent that the same shall not reduce Landlord’s award, to claim from the Condemning Authority, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for damage to Tenant’s business, fixtures and improvements installed by Tenant at its expense.

ARTICLE XI

DEFAULT AND REMEDIES

Section 11.1    Default

The following events shall be deemed to be Events of Default under this Lease:

a)	Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be an installment of Rent under this Lease, any other amount treated as Additional Rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of ten (10) days after the date such payment is due.;

b)	Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within thirty (30) days (immediately, if the failure involves a hazardous condition, improper parking under Section 3.2, or a cleanliness matter under Section 6.2) after written notice of such failure to Tenant; provided, however, that if such failure cannot, by its nature, be cured within such thirty (30) day period, but Tenant commences and diligently pursues a cure of such failure promptly within the initial thirty (30) day cure period, then Tenant shall not be in default under this Lease;

c)	Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only;

d)	Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or of any state thereof;

e)	A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt or granting bankruptcy relief, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving or granting relief based on a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof;

f)	Tenant shall abandon or vacate any substantial portion of the Premises except as allowed in Section 7.2;

g)	Tenant shall assign, sublet or transfer its interest hereunder in violation of this Lease; OR

h)	Tenant does, or permits to be done, any act which creates a mechanic’s lien or claim therefor against the Premises and it is not removed within thirty (30) days

Section 11.2    Remedies

Upon the occurrence of any of the Events of Default described or referred to in Section 11.1, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:

a)	Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.

b)	Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or be within the Premises and to remove Tenant’s signs and other evidence of tenancy and all other property of Tenant therefrom without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant waiving any right to claim damages for such re-entry and expulsion, and without relinquishing Landlord’s right to Rent or any other right given to Landlord under this Lease or by operation of law.

c)	Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Landlord shall be entitled to recover as damages, all Rent, including any amounts treated as Additional Rent under this Lease, and any other sums due and payable by Tenant on the date of termination, plus as liquidated damages and not as a penalty, an amount equal to the sum of:

(i)	an amount equal to the then present value of the Rent reserved in this Lease for the residue of the stated Term of this Lease including any amounts treated as additional rent under this Lease and all other sums provided in this Lease to be paid by Tenant, minus the fair rental value of the Premises for such residue;

(ii)	the value of the time and expense necessary to obtain a replacement tenant or tenants, and the estimated expenses relating to recovery of the Premises, preparation for reletting and for reletting itself, and

(iii)	the cost of performing any other covenants, which would have otherwise been performed by Tenant.

d)	Upon any termination of Tenant’s right to possession only without termination of the Lease:

(i)	Neither such termination of Tenant’s right to possession nor Landlord’s taking and holding possession thereof as provided in Section 11.2(b), nor the issuance of a Writ of Possession or the lawful execution thereof, shall terminate the Lease or release Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the Rent, under this Lease for the full Term.

(ii)	Landlord may, but need not, relet the Premises or any part thereof for such rent and upon such terms as Landlord, in its sole discretion, shall determine (including the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet the Premises as a part of a larger area, and the right to change the character or use made of the Premises). In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s expenses of reletting, including, without limitation, any commission incurred by Landlord. If Landlord decides to relet the Premises or a duty to relet is imposed upon Landlord by law, Landlord and Tenant agree that nevertheless Landlord shall at most be required to use only the same efforts Landlord then uses to lease premises generally and that in any case Landlord shall not be required to give any preference or priority to the showing or leasing of the Premises over any other space that Landlord may be leasing or have available and may place a suitable prospective tenant in any such other space regardless of when such other space becomes available. Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a credit-worthiness acceptable to Landlord and leases the entire Premises upon terms and conditions including a rate of rent (after giving effect to all expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment, or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Section 13.2.

(iii)	Until such time as Landlord shall elect to terminate the Lease and shall thereupon be entitled to recover the amounts specified in such case in Section 11.2 (c), Tenant shall pay to Landlord upon demand the full amount of all rent, including any amounts treated as additional rent under this Lease and other sums reserved in this Lease for the remaining Term, together with the costs of repairs, alterations, additions, redecorating and Landlord’s expenses of reletting and the collection of the rent accruing therefrom (including attorneys’ fees and broker’s commissions), as the same shall then be due or become due from time to time, less only such consideration as Landlord may have received from any reletting of the Premises; and Tenant agrees that Landlord may file suits from time to time to recover any sums falling due under this Lease as they become due. Any proceeds of reletting by Landlord in excess of the amount then owed by Tenant to Landlord from time to time shall be credited against Tenant’s future obligations under this Lease but shall not otherwise be refunded to Tenant or inure to Tenant’s benefit.

Consistent with Section 6.2 hereof, Landlord may, at Landlord’s option, enter into and upon the Premises if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom and bill Tenant the cost thereof as provided in Section 6.2. If Tenant shall have vacated the Premises, Landlord may at Landlord’s option re-enter the Premises at any time during the last six months of the then current Term of this Lease and make any and all such changes, alterations, revisions, additions and tenant and other improvements in or about the Premises as Landlord shall elect, all without any abatement of any of the rent otherwise to be paid by Tenant under this Lease.

Tenant expressly waives any right to: (a) trial by jury; and (b) service of any notice required by any present or future law or ordinance applicable to landlords or tenants but not required by the terms of this Lease.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease. Notwithstanding any provision of this Lease (including any provision which may provide a reduction in liability to Tenant for rent collected by Landlord in reletting the Premises) or in law, Landlord, in the event of an Event of Default, shall have no duty to mitigate damages and the same is hereby expressly waived by Tenant and disclaimed by Landlord.

No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants contained in this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of the payment of rental or other payments after the occurrence of an Event of Default shall not be construed as a waiver of such Default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed or construed to constitute a waiver of such Default or of Landlord’s right to enforce any such remedies with respect to such Default or any subsequent Default.

Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed, disposed of and/or stored, as the case may be, by or at the direction of Landlord but at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Any such property of Tenant shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

ARTICLE XII

SECURITY DEPOSIT

Section 12.1    Security Deposit       [INTENTIONALLY DELETED]

ARTICLE XIII

ADDITIONAL TENANT AGREEMENTS

Section 13.1    Mortgage Financing, Subordination and Attornment

Provided that Tenant is provided with a reasonable and customary nondisturbance and attornment agreement duly executed by the holder of any mortgage, deed to secure debt, or deed of trust, this Lease and all of Tenant’s rights hereunder are and shall be subordinate to any mortgage, deed of trust or deed to secure debt (“Mortgage”) upon the Premises, whether such Mortgage is in existence as of the date hereof or created hereafter, as well as to any existing ground lease. Subject to the foregoing, the subordination provided for in this section is self-operative; however, Tenant shall, upon request of either Landlord, the holder of any Mortgage now or hereafter placed upon the Landlord’s interest in the Premises or future additions thereto, or the lessor under any ground lease now or hereafter affecting the Premises, execute and deliver upon demand, such further instruments subordinating this Lease to the lien of any such Mortgage or ground lease, provided such subordination shall be upon the express condition that this Lease shall be recognized by the mortgagees and ground lessors and that the rights of Tenant shall remain in full force and effect during the term of this Lease and any extension thereof, notwithstanding any default by the mortgagors with respect to the mortgages or any foreclosure thereof, or any default by the ground lessee, so long as Tenant shall perform all of the covenants and conditions of this Lease. Tenant agrees to execute within ten (10) days of Landlord’s written request all agreements required by Landlord’s mortgagee or ground lessor or any purchaser at a foreclosure sale or sale in lieu of foreclosure by which agreements Tenant will attorn to the mortgagee or purchaser or ground lessor without requiring Landlord to make alterations or improvements to the Premises or modifications to the Lease.

Section 13.2    Assignment or Subletting

All assignments of this Lease or sublease or subleases of the Premises by Tenant shall be subject to and in accordance with all of the provisions of this Section.

Tenant may not assign this Lease or sublease the Premises, in whole or in part, without first having obtained the written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

Any assignment or sublease by Tenant shall be only for the purpose specified in Section 1.1, Item 4 of the Lease, and for no other purpose, without the prior written consent of Landlord, and in no event shall any assignment or sublease of the Premises release or relieve Tenant from any obligations of this Lease.

It shall be a condition to any consent by Landlord to an assignment or sublease that Tenant shall pay to Landlord a processing fee in the amount of One Thousand and 00/100 Dollars ($1,000.00) as reimbursement to Landlord for its review and preparation of assignment or sublease-related documents, which may be incurred by Landlord in connection therewith. Payment of such fee shall be submitted along with Tenant’s request for Landlord’s consent. Any consent by Landlord to any assignment or sublease, or to the operation of a concessionaire or licensee, shall not constitute a waiver or the necessity for such consent to any subsequent assignment or sublease, or operation by a concessionaire or licensee.

In the event Tenant shall sublease any portion of the Premises for rentals in excess of the Rent payable hereunder on a per square foot basis higher than Tenant is paying hereunder, Tenant shall pay to Landlord, as Additional Rent hereunder, fifty percent (50%) of such excess rentals.

Any proposed assignee or subtenant of Tenant shall assume Tenant’s obligations hereunder and deliver to Landlord an assumption agreement in form satisfactory to Landlord no less than ten (10) days prior to the effective date of the proposed assignment.

Notwithstanding any of the foregoing provisions, if Tenant is in default under any of the terms of this Lease beyond any notice and cure period, Tenant may not assign or sublet the Premises in whole or in part.

Notwithstanding the foregoing provisions of this Section 13.2 or anything to the contrary in this Lease, it is agreed that Tenant shall have the right, without the prior consent of Landlord, to assign this Lease or sublet any part of or all of the Leased Premises to an Affiliate (as defined below) (a "Permitted Assignment"), provided that Tenant notifies Landlord within ten (10) days following any Permitted Assignment. Any assignee under a Permitted Assignment shall be entitled to all of Tenant’s right, title and interest under this Lease, including, but not limited to, all rights to exercise any options to renew or extend the term of this Lease as provided herein. An “Affiliate” shall mean (i) a wholly owned subsidiary of Tenant, (ii) the parent of Tenant, or (iii) any corporation into or with which Tenant may be merged or consolidated.

Section 13.3    Tenant’s Notice to Landlord of Default

Should Landlord be in default under any of the terms of this Lease, Tenant shall give Landlord prompt written notice thereof in the manner specified in Section 14.1, Notices, and Tenant shall allow Landlord a reasonable length of time in which to cure such default, which time shall not in any event be less than thirty (30) days from the date of such notice, provided, however, that if such failure cannot, by its nature, be cured within such thirty (30) day period, but Landlord commences and diligently pursues a cure of such failure promptly within the initial thirty (30) day cure period, then Landlord shall not be in default under this Lease. In the event Landlord is in breach of this Lease beyond the applicable notice and cure period, (and in addition to any other remedies provided elsewhere in this Lease), Tenant shall be entitled to exercise and pursue all rights and remedies available at law or in equity.

Section 13.4    No Recording of Lease

Tenant agrees not to record this Lease without the express written consent of Landlord.

Section 13.5    Surrender of Premises and Holding Over

Upon the expiration of the Term of this Lease, Tenant shall surrender the Premises in good condition, reasonable wear and tear excepted, and damage by unavoidable casualty, and Tenant shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of rent and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises. Tenant shall remove all its trade fixtures and any alterations or improvements, subject to the provisions of Section 8.5, before surrendering the Premises, and shall repair, at its own expense, any damage to the Premises caused thereby. Any of Tenant’s property not so removed shall be deemed abandoned by Tenant and may be retained or disposed of by Landlord as Landlord shall desire, without any liability to Tenant and Tenant hereby expressly waives and releases all claims against Landlord and its agents therefor. Tenant’s obligations to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease. In the event Tenant remains in possession of the Premises after the expiration of the tenancy created hereunder, whether or not with the consent or acquiescence of Landlord, and without the execution of a new lease, Tenant, at the option of Landlord, shall be deemed to be occupying the Premises as a tenant at will on a month-to-month tenancy. The rent during this month-to-month tenancy shall be payable monthly at one hundred twenty-five percent (125%) of the Fixed Minimum Rent and it shall be subject to all the other terms, conditions, covenants, provisions and obligations of this Lease, and no extension or renewal of this Lease shall be deemed to have occurred by such holding over. Tenant’s obligations to observe or perform its obligations set forth herein, shall survive the expiration or other termination of the term of this Lease.

Section 13.6    Estoppel Certificate

Tenant agrees to provide at any time, within ten (10) business days of Landlord’s written request, a statement certifying that this Lease is unmodified and in full force and effect or, if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications, the dates to which the Fixed Minimum Rent and other charges have been paid in advance, if any, and such other information reasonably requested by Landlord, a prospective purchaser or mortgagee without requiring Landlord to make alterations or improvements to the Premises or modifications to the Lease. It is intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser or mortgagee of the Premises.

Section 13.7    Compliance With Law, Waste

Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in, upon, or connected with the Premises, all at Tenant’s sole risk and expense. Tenant shall not commit, or suffer to be committed, any waste upon the Premises or any nuisance, other act, or thing. Tenant agrees that it shall be responsible for complying in all respects with the Americans With Disabilities Act of 1990, as such Act may be amended from time to time, and all regulations promulgated therein (collectively, the “ADA”), as it affects the Premises, including but not limited to, making, to the extent required by the ADA, “readily achievable” changes to remove any architectural or communications barriers, and providing auxiliary aides and services within the Premises. Tenant further agrees that any and all alterations made to the Premises during the Term will comply with the requirements of the ADA. Tenant agrees that it will defend, indemnify and hold harmless Landlord and Landlord’s trustees, policy holders, officers, employees, agents, attorneys, successors and assigns from and against any and all claims, demands, causes of action, suits, proceedings, liabilities, damages (including consequential and punitive damages), losses, costs and expenses, including reasonable attorneys’ fees, caused by, incurred, or resulting from Tenant’s failure to comply with the obligations under this Section.

Section 13.8    Abandonment

Except as provided in 7.2, if Tenant shall abandon, vacate or surrender the Premises, or be dispossessed by process of law or otherwise, any personal property belonging to Tenant left on the Premises shall, at the option of the Landlord, be deemed abandoned.

Section 13.9    Relocation      [INTENTIONALLY OMITTED]

ARTICLE XIV

MISCELLANEOUS PROVISIONS

Section 14.1    Notices

Unless expressly otherwise provided in this Lease, all notices required under this Lease to Landlord or Tenant shall be in writing and shall be addressed to the addresses and parties indicated in Item 16 of the Definitions or to any subsequent address or party which Landlord or Tenant may designate in writing. All notices shall be deemed to be properly served if delivered to the appropriate address and party by hand delivery, registered or certified mail (with postage prepaid and return receipt requested), courier or reputable overnight delivery service. Date of service of a notice served in accordance with this Section shall be the date of receipt or refusal of receipt.

Section 14.2   Entire and Binding Agreement

This Lease contains all of the agreements between the parties hereto, and it may not be modified in any manner other than by agreement in writing signed by all parties hereto or their successors in interest. The terms, covenants and conditions contained herein shall inure to the benefit of and be binding upon Landlord and Tenant and their respective heirs, successors and assigns, except as may be otherwise expressly provided in this Lease.

Section 14.3    Provisions Severable

If any term or provision of this Lease or the application hereof to any person or circumstance shall, to any extent, be illegal, invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those to which it is held illegal, invalid or unenforceable shall not be affected hereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 14.4    Captions

The captions contained herein are for convenience and reference only and shall not be deemed as part of this Lease or construed as in any manner limiting or amplifying the terms and provisions of this Lease to which they relate.

Section 14.5    Relationship of the Parties

Nothing herein contained shall be deemed or construed as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto; it being understood and agreed that neither the method of computing rent nor any other provision contained herein nor any acts of the parties hereto shall be deemed to create any relationship between the parties other than that of Landlord and Tenant.

Section 14.6    Accord and Satisfaction

No payment by Tenant or receipt by Landlord of a lesser amount than the rental herein stipulated shall be deemed to be other than on account of the earliest stipulated rent nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided for in this Lease or available at law or in equity.

Section 14.7    Broker’s Commission

With the exception of Stephanie Marino of Avison Young – Atlanta, LLC (“Tenant’s Broker”), who shall be paid by Landlord in accordance with the provisions of a separate commission agreement, Landlord shall have no further obligation for payment of commissions or fees to any other real estate broker, finder or intermediary in connection with this Lease. Landlord and Tenant hereby covenant, warrant and represent that Tenant's Broker was the only broker to represent the respective parties in the negotiation of this Lease. Landlord and Tenant agree to and hereby do defend, indemnify and hold the other harmless against and from any other brokerage commissions or finder's fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of this Lease for any reason.

Section 14.8    Corporate Status

If Tenant is a corporation, Tenant’s corporate status shall continuously be in good standing and active and current with the state of its incorporation and the state in which the Premises is located at the time of execution of the Lease and at all times thereafter and Tenant shall keep its corporate status active and current throughout the Term of the Lease or any extensions or renewals. Upon Landlord’s request, Tenant shall provide Landlord with a copy of the Certificate of Good Standing under Seal of Tenant’s legal entity. Failure of Tenant to keep its corporate status active and current shall constitute a default under the terms of the Lease. To the extent applicable, the same requirements shall apply to any other form of business entity that Tenant may utilize.

Section 14.9    Hazardous Substances

a)	Except to the extent used in the ordinary course of Tenant's business or for the routine maintenance of the Premises, and provided that Tenant complies at all times with all Hazardous Materials Laws, Tenant shall not cause or permit any of Tenant's agents, representatives, contractors or employees (collectively, the "Tenant Parties") any of the following:

(i)	the presence, use, generation, release, treatment, processing, storage (including storage in above ground and underground storage tanks), handling, or disposal of any Hazardous Materials defined as petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Premises is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” within the meaning of any Hazardous Materials Law. “Hazardous Materials Laws” means all federal, state and local laws, ordinances and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees in effect now or in the future and including all amendments, that relate to Hazardous Materials and apply to Tenant or to the Premises. Hazardous Materials Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq.,);

(ii)	the transportation of any Hazardous Materials to, from, or across the Premises; or

(iii)	any occurrence or condition on the Premises which is or may be in violation of Hazardous Materials Laws;

The matters described in clauses (a) (i) through (iii) above are referred to collectively in this Section 14.9 as “Prohibited Activities or Conditions.”

b)	Tenant represents and warrants to Landlord that:

(i)	Tenant will not at any time engage in or cause, or permit any of the Tenant Parties to engage in or cause, any Prohibited Activities or Conditions; and

(ii)	Tenant will comply with all Hazardous Materials Laws.

The representations and warranties in this Section 14.9 shall be continuing representations and warranties that shall be deemed to be made by Tenant throughout the Term of the Lease including any renewals or extensions.

c)	Tenant shall promptly notify Landlord in writing upon the occurrence of any of the following events:

(i)	Tenant’s discovery of any Prohibited Activity or Condition;

(ii)	Tenant’s receipt of or knowledge of any complaint, order, notice of violation or other communication from any Government Authority or other person with regard to present or future alleged Prohibited Activities or Conditions or any other environmental, health or safety matters affecting the Premises; and

(iii)	any representation or warranty in this Section 14.9 becomes untrue after the date of this Lease.

Any such notice given by Tenant shall not relieve Tenant of, or result in a waiver of, any obligation under this Lease.

d)	If because of anything attributable to Tenant, any investigation, site monitoring, containment, clean-up, restoration or other remedial work (“Remedial Work”) is necessary to comply with any Hazardous Materials Law or order of any Governmental Authority that has or acquires jurisdiction over the Premises or the use, operation, or improvement of the Premises under any Hazardous Materials Law, Tenant shall, by the earlier of (1) the applicable deadline required by Hazardous Materials Law or (2) 30 days after notice from Landlord demanding such action, begin performing the Remedial Work, and thereafter diligently prosecute it to completion, and shall in any event complete the work by the time required by applicable Hazardous Materials Law. If Tenant fails to begin on a timely basis or diligently prosecute any required Remedial Work, Landlord may, at its option, cause the Remedial Work to be completed, in which case Tenant shall reimburse Landlord on demand for the cost of doing so.

e)	Tenant shall indemnify, hold harmless, and defend Landlord from and against all proceedings, claims, damages, penalties and costs (whether initiated or sought by Governmental Authorities or private parties), including fees and out-of-pocket expenses of attorneys and expert witnesses, investigatory fees, and remediation costs, whether incurred in connection with any judicial or administrative process or otherwise, arising directly or indirectly from any of the following:

(i)	any breach of any representation or warranty of Tenant in this Section 14.9;

(ii)	any failure by Tenant to perform any of its obligations under this Section 14.9;

(iii)	the existence or alleged existence of any Prohibited Activity or Condition by Tenant or any of the Tenant Parties;

(iv)	the presence or alleged presence of Hazardous Materials on or under the Premises caused by Tenant or any of the Tenant Parties; and

(v)	the actual or alleged violation of any Hazardous Materials Law by Tenant or any of the Tenant Parties.

f)	Tenant shall, at its own cost and expense, do all of the following:

(i)	pay or satisfy any judgment or decree that may be entered against Landlord in any legal or administrative proceeding incident to any matters against which Landlord is entitled to be indemnified under this Section 14.9;

(ii)	reimburse Landlord for any expenses paid or incurred in connection with any matters against which Landlord is entitled to be indemnified under this Section 14.9; and

(iii)	reimburse Landlord for any and all expenses, including fees and out-of-pocket expenses of attorneys and expert witnesses, paid or incurred in connection with the enforcement by Landlord of its rights under this Section 14.9, or in monitoring and participating in any legal or administrative proceeding.

g)	If Tenant consists of more than one person or entity, the obligation of those persons or entities to indemnify Landlord under this Section 14.9 shall be joint and several. The obligation of Tenant to indemnify Landlord under this Section 14.9 shall survive the termination of the Lease.

Section 14.10  Inability to Perform

If either party is delayed or prevented from performing any of its obligations under this Lease, with the exception of Tenant's obligation to pay Rent, by reason of such causes, including but not limited to, the delays by governmental and administrative agencies in granting such party’s permits or approvals required for any improvements to the Premises, strikes, labor disputes, inability to procure materials, natural disaster, or any other cause whatsoever beyond such party’s reasonable control, the period of such delay or such prevention shall be deemed added to the time herein provided for the performance of any obligation by such party.

Section 14.11  Joint and Several Liability

If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay rent and perform all other obligations hereunder shall be deemed to be joint and several and all notices, payments and agreements given or made by, with or to anyone of such individuals, corporations, partnerships, or other business associations shall be deemed to have been given or made by, with or all of them. In like manner, if Tenant shall be a partnership or other business association, the members of which are by virtue of state or federal law, subject to personal liability, the liability of each such member shall be joint and several.

Section 14.12  Time of the Essence

It is understood and agreed between the parties hereto that time is of the essence of all the terms, covenants and conditions of this Lease.

Section 14.13  Governing Law

This Lease and the rights and obligations of the parties hereunder shall be construed in accordance with the internal substantive laws of the State of Georgia without regard to choice of law principles.

Section 14.14  Attorney’s Fees

Tenant shall pay to Landlord all costs and expenses, including but not limited to attorney’s fees, incurred by Landlord for and in connection with the review, drafting and negotiation of any lease amendment, modification, tenant finance or other document, or the granting of any waiver or consent under the Lease requested by Tenant, in respect of or related to the Lease or Tenant’s tenancy at the Premises (each a “Related Lease Matter”) requested by Tenant, which Landlord, in its discretion determines to be of benefit to Tenant; provided, however, if Landlord determines in its sole reasonable discretion that the Related Lease Matter equally benefits Landlord and Tenant, Landlord and Tenant shall share equally in any attorney’s fees incurred by Landlord. Notwithstanding the foregoing, Tenant shall pay to Landlord all costs and expenses, including reasonable attorney’s fees, incurred by Landlord incident to the participation in, or in connection with, a case or proceeding under any chapter of the Bankruptcy Code, any statute or any law dealing with insolvency, assignment for the benefit of creditors, receivership, or similar proceeding or probate, or any successor statute thereto brought by or against Tenant. If either Landlord or Tenant shall commence any action or other proceeding against the other arising out of, or relating to, this Lease or the Premises, including the enforcement of any of the covenants and agreements of this Lease, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its reasonable attorney’s fees, irrespective of whether the action or other proceeding is prosecuted to judgment or other final order (without regard to the application of O.C.G.A. § 13-1-11, or any other fee limiting statute). This shall also include reasonable attorney’s fees in the event of an appeal.

Section 14.15  Signage

Landlord may erect and maintain such suitable signs as Landlord, in its sole discretion, may deem appropriate to advertise the Premises. Tenant may erect and maintain, at its sole cost and expense, signs upon the exterior of the Premises and beneath the canopy, which shall be of such size and type and in such locations as Landlord may approve. Tenant shall keep insured and shall maintain such signs in good condition and repair at all times, and such signs must be lighted at all times after sunset when the Premises is in operation, whether Tenant’s Premises are open for business or not, unless Landlord shall, by written approval given to Tenant, waive such requirement. If any damage is done to Tenant’s signs, Tenant shall repair same within fifteen(15) days provided if such repairs cannot reasonably be accomplished within such period, to begin performance within such period and to pursue performance diligently to completion in a reasonable time thereafter. If Tenant fails to do so, Landlord shall have the right to repair such signs and bill Tenant for cost of the repairs, as further provided in Section 6.2.Tenantagrees to maintain any sign, awning, canopy decoration, lettering, advertising matter, or other things as may be approved by Landlord, in good condition and repair at all times.

Any sign, awning, canopy or advertising matter or decoration of any kind, erected or placed by Tenant in violation of this Section, may be removed by Landlord without notice and without liability, and any expenses incurred by Landlord in such removal shall be charged to and paid by Tenant upon demand.

Tenant's signage must be approved by Landlord and provided by Tenant. Landlord hereby approves of Tenant's sign package attached hereto as Exhibit "E". Landlord’s approval does not constitute any assurance that Tenant’s signage satisfies governmental regulations and requirements. All signs must adhere to the following sign criteria:

a)	Signs shall contain only the store name. There shall be no listing of merchandise or service, and no slogans;

b)	The maximum letter height contained in any sign shall not exceed Twenty Percent (20%) of storefront height. No sign shall exceed in width Seventy-Five Percent (75%) of the storefront width;

c)	Signs shall be installed within the area leased to tenants and shall not project beyond the property line of space leased to tenants;

d)	There shall be only one sign for each storefront, provided that any tenant having store frontage on more than one facade may install one sign for each elevation;

e)	Signs must be illuminated. The illumination must be internal. Internal illumination by individual metal channel letters with neon tubing in translucent Plexiglas face, or opaque sign panel with letter cut out, backed up with translucent Plexiglas and illuminated with neon or fluorescent tubing from behind;

f)	The following will not be permitted in any signs:

(i)	Exposed neon tubing;

(ii)	Animated components;

(iii)	Intermittent illumination;

(iv)	Iridescent painted sign;

(v)	Luminous sign panel;

(vi)	Back lighting (inverted metal channel letters containing exposed neon tubing);

(vii)	Exterior signs mounted on exterior walls or rooftops except for identification signs within Tenant facade on main entrances of shops.

g)	All signs must comply with applicable governmental regulations and requirements.

Section 14.16  No Offer

The submission of this Lease by Landlord is not an offer to lease the Premises, nor an agreement by Tenant to lease the Premises. Neither party will be bound until both Landlord and Tenant have duly executed and delivered an original lease to each other.

Section 14.17  Tenant’s Representations

In order to induce Landlord to enter into this Lease, Tenant represents and warrants that Tenant has full right, power and lawful authority to execute, deliver and perform its obligations under this Lease, in the manner and upon the terms contained herein, with no other person needing to join in the execution hereof in order for this Lease to be binding on Tenant.

Section 14.18  Landlord’s Representations

In order to induce Tenant to enter into this Lease, Landlord represents and warrants that Landlord has full right, power and lawful authority to execute, deliver and perform its obligations under this Lease, in the manner and upon the terms contained herein, with no other person needing to join in the execution hereof in order for this Lease to be binding on Landlord.

Section 14.19  Pro Rata Share

Wherever reference is made to Tenant’s “pro rata share,” the prorating of such share shall equal one hundred percent (100%).

Section 14.20  Tenant’s Financial Records

Landlord may divulge such information in any litigation or arbitration proceedings between the parties and confidential, to a prospective buyer or encumbrancer of the Premises. After written request from Landlord, Tenant shall make available to Landlord copies of Tenant’s audited financial and quarterly financial statements for the prior five (5) years, which includes the subsidiary plasma Premises segment sales and financials, or the Landlord can electronically access such annual audited and quarterly financials through Tenant's website, www.admabiologics.com.

Section 14.21  Pest Control

Tenant shall obtain at Tenant’s sole cost, a pest control agreement subject to Landlord’s reasonable approval with a reputable pest control contractor for the control of roaches, ants, termites, rats, mice and other miscellaneous vermin throughout the term of this Lease and all renewals thereafter. The agreement shall provide that the space shall be serviced at least once per quarter by the service provider. Landlord shall be provided with a copy of said agreement.

Section 14.22  Confidentiality

Tenant hereby agrees not to disclose, and to TAKE THE NECESSARY STEPS TO PREVENT its employees and agents FROM DISCLOSING to any other party any information regarding the terms of this Lease, including without limitation the Basic Rental rate; provided that Tenant may disclose such terms to its employees and agents pursuant to a legitimate need to disclose such terms.

Section 14.23  Mold

It is generally understood that mold spores are part of the environment, present essentially everywhere and can grow in most moist locations. Tenant acknowledges that control of moisture and mold prevention is integral to its lease obligations. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls) for mold prevention. Prior to executing this Lease, Tenant first has inspected the Premises and certifies that Tenant has not observed mold, mildew and/or moisture conditions (from any source, including leaks), and shall take appropriate corrective action to remediate such condition. TENANT EXPRESSLY ASSUMES AND ACCEPTS ANY AND ALL RISKS INVOLVED IN OR RELATED TO, AND RELEASES LANDLORD AND LANDLORD’S MANAGERS, AGENTS, EMPLOYEES AND OFFICERS FROM LIABILITY FOR ANY PERSONAL INJURY OR DAMAGES TO PROPERTY CAUSED BY OR ASSOCIATED WITH MOISTURE OR THE GROWTH OR OCCURRENCE OF MOLD OR MILDEW WITHIN THE PREMISES DURING THE TERM OF THIS LEASE, EXCEPT TO THE EXTENT SUCH MOLD OR MILDEW IS CAUSED BY LANDLORD OR LANDLORD'S MANAGERS, AGENTS, EMPLOYEES OR OFFICERS OR CAUSED BY THE BREACH BY LANDLORD OF ITS OBLIGATIONS UNDER THIS LEASE.

Section 14.24  Anti-Terrorism Representation and Warranty

To each party's actual knowledge, Landlord and Tenant each represent and warrant that neither they nor the officers and directors controlling Landlord and Tenant, respectively, are acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit or supports terrorism; and that they are not engaged in this transaction or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity or nation. In the event the representation set forth above is not accurate, then the non-defaulting party may terminate this Lease on thirty (30) days’ notice, which notice must include an explanation as to why that party is terminating the Lease; provided, however, that such termination shall be null and void in the event the defaulting party removes the specially designated or blocked person from any interest in the defaulting party within such 30-day period.

Section 14.25  Limitation on Right of Recovery Against Landlord

Tenant acknowledges and agrees that the liability of Landlord under this Lease shall be limited to its interest in the Premises and any judgments rendered against Landlord shall be satisfied solely out of the proceeds of sale of its interest in the Premises. No personal judgment shall lie against Landlord upon extinguishment of its rights in the Premises and any judgment so rendered shall not give rise to any right of execution or levy against Landlord’s assets. The provisions hereof shall inure to Landlord’s successors and assigns including any Mortgagee. The foregoing provisions are not intended to relieve Landlord from the performance of any of Landlord’s obligations under this Lease, but only to limit the personal liability of Landlord in case of recovery of a judgment against Landlord; nor shall the foregoing be deemed to limit Tenant’s rights to obtain injunctive relief or specific performance or to avail itself of any other right or remedy which may be awarded Tenant by law or under this Lease.

If Tenant claims or asserts that Landlord has violated or failed to perform a covenant of Landlord not to unreasonably withhold or delay Landlord’s consent or approval, Tenant’s sole remedy shall be an action for specific performance, declaratory judgment or injunction and in no event shall Tenant be entitled to any money damages for a breach of such covenant and in no event shall Tenant claim or assert any claim for any money damages in any action or by way of set off, defense or counterclaim and Tenant hereby specifically waives the right to any money damages or other remedies.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease under seal as of the day and year first above written, each acknowledging receipt of an executed copy hereof.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

[LANDLORD'S SIGNATURE PAGE]

Signed, sealed and delivered in the presence of: _____________________ Notary Public or Witness _____________________ Name (Please Print)

LANDLORD:

HOME CENTER PROPERTIES, LLC, a Georgia limited liability company

By:  MIMMS INVESTMENTS, a Georgia general partnership, its sole managing member

By: /s/Robert C. Mimms

Name: Robert C. Mimms

Title: General Partner

[TENANT'S SIGNATURE PAGE]

Signed, sealed and delivered in the presence of: /s/ Allison Kerr Notary Public or Witness Allison Kerr Name (Please Print)	TENANT: ADMA BIO CENTERS GEORGIA INC., a Delaware corporation By: /s/ Brian Lenz Name: Brian Lenz Title: Vice President and Chief Financial Officer

EXHIBIT “A”

ADMA BIO CENTERS GEORGIA INC.

SPECIAL STIPULATIONS

1.	In the event that any of the foregoing terms and conditions of the Lease shall conflict with the following Special Stipulations, then in such event the within and following Special Stipulations shall control.

2.	Fixed Minimum Rent and Additional Rent shall be as follows:

			Landlord's Operating	Total Fixed Minimum Rent,
			Costs, Taxes and	Landlord’s Operating Costs,
	Fixed		Insurance	Taxes & Insurance Charges
	MinimumRent		Charges Monthly*	Monthly
Term	Monthly		(Adjustable)	(Adjustable)
Months 1 – 5	$0.00	**	$0.00	$0.00
Months 6	$17,300.00	***	$2,982.09	$20,282.09
Months 7 – 17	$19,300.00		$2,982.09	$22,282.09
Months 18 – 29	$19,879.00		$2,982.09	$22,861.09
Months 30 – 41	$20,475.00		$2,982.09	$23,457.09
Months 42 – 53	$21,089.00		$2,982.09	$24,071.09
Months 54 – 65	$21,722.00		$2,982.09	$24,704.09
Months 66– 77	$22,374.00		$2,982.09	$25,356.09
Months 78 – 89	$23,045.00		$2,982.09	$26,027.09
Months 90 – 101	$23,736.00		$2,982.09	$26,718.09
Months 102 – 105	$0.00	**	$0.00	$0.00

[*]NOTE: Landlord's Operating Costs= $1,238.09/mo.;

Taxes = $1,632.00/mo.; Insurance = $112.00/mo.

[**] NOTE: Subject to the terms of Special Stipulation No. 4 below.

[***] NOTE: This sum reflects a $2,000 credit related to Tenant’s replacement of the electrical panel in the FMLS portion of the Premises.

3.	Commencing on the Rent Commencement Date, Tenant hereby agrees to pay Landlord, on or before the first of each month, Two Thousand Nine Hundred Eighty-Two and 00/100 Dollars ($2,982.09) as Tenant’s estimated share of Landlord's Operating Costs, Taxes and Insurance for the Premises. Said amount may be adjusted, as Landlord deems necessary, which shall be based on actual expenses incurred by Landlord.

4.	Notwithstanding any provision to the contrary in the Lease, provided Tenant is not in default hereunder beyond the expiration of any applicable notice and cure period, the Rent and Additional Rent for the Abatement Months (as defined below) shall be conditionally excused and Tenant shall not be obligated to make payments of Rent and Additional Rent for the Abatement Months (the “Conditionally Excused Rent”). The "Abatement Months" shall refer to the first Five (5) calendar months of the Term beginning on the Lease Commencement Date and the last Four (4) months of the term beginning on month 102. If an uncured Event of Default occurs at any time during the Lease Term, then (i) if applicable, the Abatement Month shall immediately cease and Tenant shall have no further right to the Conditionally Excused Rent and (ii) the full value of the abated Fixed Minimum Rent shall be immediately due and payable to Landlord. If no such uncured Event of Default occurs during the Lease Term, then the Conditionally Excused Rent will be deemed irrevocably waived by Landlord.

5.	Provided the Lease is in full force and effect, and provided there has been no Event of Default (beyond any applicable notice and cure periods) during the Term of the Lease, Tenant shall have the option to extend the Term of the Lease (each an "Option") for two (2) additional periods of five (5) years each (each an “Extension Term”). Tenant shall give Landlord written notice of Tenant’s desire to exercise each Option at least one hundred eighty (180) days prior to the expiration of the then existing Term of the Lease (the “Extension Notice Deadline”). If Landlord does not actually receive such written extension notice on or before 5:00 p.m., Atlanta, Georgia time on the Extension Notice Deadline, then Tenant shall be deemed to have waived its rights to exercise an Option (such Option becoming null and void no further force or effect) under this Special Stipulation number 5, and Landlord shall be automatically released from any and all obligations, and the then current Term shall expire as scheduled. If Landlord does actually receive such written extension notice on or before 5:00 p.m., Atlanta, Georgia time on or before the Extension Notice Deadline, then, subject to the foregoing, the Term shall be extended for the Extension Term on the following terms and conditions:

(i)	The Extension Term shall be on the same terms, covenants and conditions as this Lease, except that the Fixed Minimum Rent payable during the applicable Extension Term shall be an amount equal to the fair market Fixed Minimum Rent for the Premises as of the commencement of such Extension Term. Landlord and Tenant shall determine and agree upon the fair market rate of Fixed Minimum Rent no later than the expiration of Lease term. If Landlord and Tenant do not agree upon the fair market rate of Fixed Minimum Rent by the end of the then current Lease Term, the Fixed Minimum rental rate for the applicable Extension Term shall be determined by appraisal pursuant to subparagraph (ii), below.

(ii)	If Landlord and Tenant do not timely agree upon the aforesaid terms by the expiration of the Lease term, then within seven (7) days after said date, Landlord and Tenant shall mutually appoint an appraiser that has at least ten (10) years full-time commercial appraisal experience and is a member of the American Institute of Real Estate Appraisers. If Landlord and Tenant are unable to agree upon an appraiser, either Landlord or Tenant, after giving five (5) days’ prior written notice to the other party, may apply to the then president of the Atlanta Board of Realtors for the selection of an appraiser who meets the foregoing qualifications, which selection shall be made within fifteen (15) days after such application. The appraiser selected by the president of the Board of Realtors shall be a person who has not previously acted in any capacity for either party, its affiliates or leasing agents and who meets the above experience qualifications. Landlord and Tenant shall each, within seven (7) days after the appointment (either by agreement or selection) of the appraiser, submit to the appraiser such party’s determination of such fair market Fixed Minimum Rent. Within twenty (20) days after the expiration of such seven-day period, the appraiser shall select one of the two submittals as the more reasonable, and the submittal so selected, shall be the Fixed Minimum Rent for the Extension Term. If, upon the expiration of such seven (7) day period, the appraiser shall have received one of the party’s submittal of its proposed fair market Fixed Minimum Rent, but not both, then the appraiser shall select the proposal of the fair market Fixed Minimum Rent so submitted.

6.	Tenant shall have the right to use, on a non-exclusive basis, the parking spaces on the Premises as delineated on Exhibit “B-1” for use of parking vehicles.

7.	Tenant may install a panel on the pylon or monument sign, at Tenant’s own expense, as shown on Exhibit “B-5” subject to Landlord’s reasonable approval, local code and governmental approval. Landlord’s approval of signage does not necessarily guarantee approval by local municipalities. The Landlord is responsible for removing current signage on the exterior of the building. Tenant may also have signage on front of the Premises facing Barrett Parkway and may also elect to have signage on the designated area on the side of the building facing I-575. Tenant shall also have the right to place signage on the front door to the Premises. All signage shall be installed by Tenant, at Tenant’s sole cost and expense.

8.	Landlord acknowledges that Tenant will have biomedical waste on the Premises and that Landlord shall permit such activity.

Landlord represents that, to the best of its knowledge without inquiry, the Premises are free from hazardous substances and that there has never been environmental pollution to the Premises. Landlord agrees to indemnify and hold Tenant harmless from and against any and all claims, damages, liabilities, costs, penalties and fines which Tenant may suffer as a result of environmental pollution caused prior or subsequent to the occupancy of the Premises by Tenant as a result of damage or injury from hazardous substances placed in or about the Premises by any party other than Tenant or a Tenant party.

Notwithstanding anything to the contrary contained in the Lease, Tenant shall be solely responsible for complying with all federal, state and local laws, whether now existing or established in the future, relating in any way to the storage, containment, treatment, transfer, transportation and disposal of biomedical waste (including the use of licensed medical waste management companies) and shall indemnify and hold Landlord harmless for Tenant’s noncompliance or violations thereof. No such biomedical waste shall be held or deposited in containers outside of the Premises. For purposes hereof, “biomedical waste” shall mean any solid, semisolid or liquid waste which is collected from any part of the body of human beings (this is in addition to Tenant’s obligations under Section 14.9 of the Lease).

9.	Except as provided for in the Lease (including Exhibit "B-4"), Tenant shall be responsible for all improvements to the Premises to prepare the Premises for Tenant’s use and occupancy under this Lease (hereinafter referred to as “Tenant Improvements”). Tenant shall make all improvements with materials and workmanship of a quality and character at least equal to that at the Premises. All such work shall be done by Tenant or licensed contractors in accordance with applicable building, fire, health, sanitary and other codes, regulations and local ordinances in a good, workmanlike manner. Landlord shall promptly sign and execute such documents or otherwise evidence its approval, consent or grant of authority, as required by any public authorities having jurisdiction thereover, to facilitate issuance to Tenant of necessary licenses or permits to make or perform the improvements at no cost to Landlord. Tenant shall furnish Landlord a copy of the plans and specifications for all such improvements.

Landlord shall have the right to review and approve the interior drawings at the end of design development, whose approval shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant shall mutually and reasonably agree upon a schedule of delivery and review of the architectural and engineering plans to allow for the timely commencement of the construction.

Upon expiration or earlier termination of the Lease, ownership of the Tenant Improvements shall transfer to Landlord and they shall not be removed from the Premises except to the extent otherwise provided for in the Lease.

10.	Tenant shall have control of the Premises HVAC on a 24/7 basis. Landlord shall warrant HVAC, electrical (to the exterior walls of the Premises not within the Premises), and plumbing (to the exterior walls of the Premises not within the Premises) for twelve (12) months from lease commencement unless necessary repair or replacements by the acts, omissions or negligence of Tenant. Tenant shall have the right to locate its backup electrical generator and cooling equipment condensers anywhere within the red line shown on Exhibit “B-1” attached hereto.

11.	The Adjacent Space as identified in Exhibit, “B-2” for 2,707 square feet is currently occupied by First Multiple Service Listing Service, Inc. (the Current Tenant). In the event the Landlord is unsuccessful in terminating the lease with the Current Tenant on or before the Lease Commencement Date, this Lease shall be amended to reflect the reduced square footage of the Premises until such time as the Landlord obtains possession of the Adjacent Space and delivers to the Tenant such Adjacent Space in the condition required by this Lease.

12.	Subject to the provisions of that certain Sign Easement Agreement dated September 11, 2014, by and between Home Center Properties, LLC, as “Grantor” and Chastain Meadows 2014, LLC as “Grantee” as amended by that certain First Amendment to Sign Easement dated April 17, 2015 (“Sign Easement”). Tenant may use that certain panel on the monument sign for Home Center Village Shopping Center as indicated on Exhibit, “B-5” attached hereto and incorporated herein by reference. Tenant shall have all the benefits and obligations of Grantor under the Sign Easement.

13.	Tenant shall have the right to paint the roof on the building located on the Premises, so long as Tenant first obtains Landlord’s consent to color of paint to be used.

EXHIBIT “B-1”

ADMA BIO CENTERS GEORGIA INC.

SITE PLAN

[Image of Site Plan]

EXHIBIT “B-2”

ADMA BIO CENTERS GEORGIA INC.

EXISTING FLOOR PLAN

 [Image of Floor Plan]

EXHIBIT “B-3”

ADMA BIO CENTERS GEORGIA INC.

PROPOSED FLOOR PLAN

 [Image of Floor Plan]

EXHIBIT “B-4”

ADMA BIO CENTERS GEORGIA INC.

LANDLORD’S WORK

Prior to the Lease Commencement Date, and except as hereinafter provided to the contrary, Landlord, at Landlord’s sole cost and expense and in compliance with all applicable codes, laws, regulations and ordinances, will perform or cause to be performed, the work described in items 1 through 12 below (collectively, "Landlord's Work"):

1.	Landlord will deliver to the Tenant in good working order all existing heating, venting and air conditioning systems, plumbing systems (toilets, sinks), and electrical systems (panels, outlets, switches, and lighting) in place on the Premises (hereinafter the “Systems”) as of the Effective Date of this Lease. Upon taking the possession of the Premises by the Tenant, the Tenant shall have thirty (30) days within which to inspect, or cause said Systems to be inspected, to determine if any of the Systems are not in good working order. Tenant acknowledges that Tenant has a duty and an obligation to make such an inspection or cause such an inspection to be made and notify the Landlord within the time provided for herein of any non-compliance. If the Landlord shall not receive any such notice within the aforementioned thirty (30) day period, it shall be conclusive that the Tenant has accepted the Systems “as-is” “where-is” on the date of taking possession of the Premises and Landlord shall have no further obligation with regard to said Systems except as provided for in the Lease. Should the Tenant notify the Landlord of any system which is not in good working order, then the Landlord, at Landlord's sole cost and expense, shall cause the system to be operating in good working order.

2.	Landlord shall repair or add metal studs, sheetrock, tape, mud, and sand all interior perimeter walls and support columns to a minimum height above new drop ceiling grid (which new drop ceiling grid shall be installed at Tenant’s expense), or as required by code.

3.	Landlord shall supply the Premises with, and/or install in the Premises, one (1) ton of HVAC per 350 square feet of floor space. All units shall be Landlord’s standard units. Ductwork and registers shall be designed and installed to distribute air throughout the Premises. Ductwork and registers shall be Landlord’s standard fiberglass duct board trunk, insulated wire flex branches, and 3 tab step-down diffusers.

4.	Landlord shall remove all existing floor coverings and glue to concrete slab.

5.	Landlord shall provide the materials for standard commercial grade 2'-0" x 4'-0" white acoustical tile lay-in ceiling system. Tenant shall be responsible for installation.

6.	Landlord’s standard 2'-0" x 4'-0" (4) bulb fluorescent light fixtures shall be installed, one (1) per eighty (80) square feet of floor space.

7.	Landlord shall install sprinkler lines and heads throughout the Premises.

8.	Landlord shall pressure wash the exterior of the building

9.	Landlord shall make all repairs required pursuant to the Building Envelope Assessment Report prepared by BETEC, Inc., which report is attached to the Lease as Exhibit "G".

10.	Landlord shall repaint exterior walls of the surfaces that are currently painted on the Premises. Colors for paint shall be selected by the Tenant and approved by the Landlord.

11.	Landlord shall install new mechanically fastened 45 mil TPO roof membrane over existing EPDM section of the roof that services the Premises.

12.       Landlord will reseal and restripe the parking lot.

Notwithstanding anything in the Lease to the contrary, the Lease Commencement Date will be the date upon which Landlord's Work has been substantially completed by Landlord in accordance with the provisions of the Lease (the “Substantial Completion Date”). The Substantial Completion Date is defined to be the date when (i) Landlord's Work is complete in accordance with the Lease and this Exhibit "B-4", other than those punch-list items of work and adjustment of equipment and fixtures in the Premises, the incompleteness of which do not cause material and unreasonable interference with Tenant's use of or access to the Premises for the operation of Tenant’s business in the entire Premises, (ii) the Premises are broom clean; (iii) Landlord has obtained a temporary or permanent certificate of occupancy (and if temporary then a permanent certificate of occupancy within thirty (30) days of the Substantial Completion Date and Tenant has delivered to Landlord the Lease Commencement Date Letter Exhibit D attached hereto) for Tenant's use of the Premises, and (iv) the Premises have been delivered to Tenant pursuant to notice from Landlord. In the event that the Substantial Completion Date has not occurred within one hundred and twenty (120) days from the date Landlord commences Landlord’s Work, then Tenant shall have the right to terminate this Lease by giving Landlord written notice of such termination within ten (10) days following such date. Notwithstanding the foregoing, Tenant acknowledges and agrees that Landlord shall have no obligation to commence with performing Landlord’s Work until the contingency set forth in Special Stipulation No. 14 on Exhibit “A” to these Lease is satisfied or waived in writing by Tenant.

As used in this Exhibit "B-4", the term "Force Majeure Delay" shall mean only an actual delay resulting from fire, earthquake, explosion, flood, hurricane, tornado, the elements, acts of God or the public enemy, war, invasion, insurrection, rebellion, riots, industry-wide labor strikes or lockouts (which objectively preclude Landlord from obtaining from any reasonable source of labor or substitute materials at a reasonable cost necessary for completing Landlord's Work), or governmental acts. Notwithstanding anything to the contrary contained herein, a Force Majeure Delay shall not include any of the foregoing delays to the extent caused by the gross negligence or willful misconduct of Landlord, its contractors or agents. As used in this Exhibit "B-4", "Tenant Delay" shall mean a delay resulting from the acts of Tenant including, but not limited to, interference or delay in approving plans, signing applications to authorities having jurisdiction, and the like, and failure to perform its work as stated above (e.g. Item 6) in a timely manner by Tenant, its agents or employees with the completion of Landlord's Work and which objectively preclude performance of Landlord’s Work by any person.

As soon as Landlord's Work has been substantially completed, Landlord will notify Tenant in writing. Within ten (10) days thereafter, Tenant will submit to Landlord in writing a punch list of items needing completion or correction. Landlord will use its reasonable diligence to complete such items within thirty (30) days after the receipt of such notice. Punchlist items will not cause a delay in the Lease Commencement Date, provided that Landlord's Work is substantially completed as defined above.

EXHIBIT “B-5”

ADMA BIO PREMISES GEORGIA INC.

PYLON SIGNAGE

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EXHIBIT “C”

ADMA BIO CENTERS GEORGIA INC.

RULES AND REGULATIONS

1.	All loading and unloading of goods shall be done only at such times in the areas and through the entrances reasonably designated for such purposes by Landlord.

2.	The delivery or shipping of merchandise, supplies and fixtures to and from the Premises shall be subject to such reasonable rules and regulations as in the judgment of Landlord are necessary for the proper operation of the Premises.

3.	Tenant will not utilize any unethical method of business operation nor shall any space in the Premises be used for living quarters, whether temporary or permanent.

4.	Tenant shall have full responsibility for protecting the Premises and the property located therein from theft and robbery and shall keep all doors and windows securely fastened when not in use.

5.	No aerial, satellite dish, or other similar device shall be erected on the roof or exterior walls of the Premises or on the grounds without, in each instance, the written consent of the Landlord. Any aerial, satellite dish or similar device so installed without such written consent shall be subject to removal without notice at any time without liability to Landlord and the expenses involved in said removal shall be charged to and paid by Tenant upon demand.

6.	No loudspeakers, televisions, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside of the Premises without the prior written consent of Landlord.

7.	Tenant shall maintain the inside of the Premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures inside the Premises.

8.	The plumbing facilities shall not be used for any other purpose than that for which they are constructed and no foreign substance of any kind shall be deposited therein. The expenses of any breakage, stoppage or damage resulting from a violation of this provision shall be borne by Tenant.

9.	Tenant shall not burn any trash or garbage of any kind in or about Premises.

10.	Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeated from the Premises nor shall Tenant vent any cooking fumes or odors into the interior of the Premises.

11.	The sidewalk, entrances, passages, quarters or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress or egress to and from the Premises.

12.	No sales tables, displays, signs or other articles shall be put in front of or affixed to any part of the exterior of the Premises nor placed in the loading or parking area without the prior written consent of the Landlord.

13.	Tenant shall not create or maintain, nor allow others to create or maintain, any nuisances, including without limiting the foregoing general language, loud noises, sound effects, bright lights, changing, flashing, flickering or lighting devices or similar devices, smoke or dust, the effect of which will be visible from the exterior of the Premises.

14.	Tenant shall not conduct or allow to be conducted within, on or about the leased Premises an “adult massage parlor” or spa, or the sale or viewing of lingerie modeling, nude or erotic dancing, rated X or adult videos, books, tapes, magazines or other “adult fantasy products” or other products or services which would injure the reputation of the Premises or Landlord.

15.	Landlord shall have the right to designate employee and customer parking during the term of this Lease.

16.	No animals of any kind may be brought into or kept in or about the Premises, with the exception of licensed service/guide dogs.

17.

Landlord reserves the right to waive any rule in any particular instance or as to any particular person or occurrence and further, Landlord reserves the right to amend or rescind any of these rules or make, amend and rescind reasonable new rules to the extent Landlord, in its sole judgment, deems suitable for the safety, care and cleanliness of the Premises and the conduct of high standards of merchandising and services therein. Tenant agrees to conform to such new or amended rules upon receiving written notice of the same, and so long as Tenant's use of the Premises (including Tenant's use of Tenant's Parking) is not materially and adversely infringed.

EXHIBIT “D”

ADMA BIO CENTERS GEORGIA INC.

LEASE COMMENCEMENT DATE LETTER

166 BARRETT PARKWAY MARIETTA GA 30066

ACKNOWLEDGMENT OF TERM

This Acknowledgment of Term (this “Acknowledgment”) is attached to and made a part of the Lease Agreement, dated the _____ day of __________, 20__, by and between _________________, a _________________, as “Landlord”, and __________________, a _________________, as “Tenant” (the “Lease”).

1.	Landlord and Tenant hereby agree that:

(a)	The Lease Commencement is __________________.

(b)	The Rent Commencement Date is ____________________.

(c)	The Expiration Date of the Lease Term of the Lease is ___________________

[or, if Tenant exercises its Renewal Option for the Option Period, the Expiration Date shall be__________, 20__ ].

(d)	The schedule of rent and charges in Special Stipulation No. 2 on Exhibit “A” to the Lease is hereby replaced with the following rent schedule:

Total Fixed Minimum Rent,
	Fixed	Landlord's	Landlord's Operating
	Minimum	Operating Costs	Costs and
	Rent	Monthly	Charges Monthly
Term	Monthly	(Adjustable)	(Adjustable)
_______ to________
_______ to________
_______ to________

2.	Tenant hereby confirms the following:

(a)	That it has accepted possession of the Premises pursuant to the terms of the Lease;

(b)	To its actual knowledge, that Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to the date of this Acknowledgment;

(c)	That Tenant has no existing right of setoff or credits against any rentals, nor has any security deposit been paid except as provided by the terms of the Lease; and

(d)	That the Lease is in full force and effect as of the date of this Acknowledgment.

WITNESS: ___________________________ Witness WITNESS: _____________________________ Witness Title:____________________________

LANDLORD:

____________________,

a ___________________

By:_____________________________

Name:___________________________

Title:____________________________

TENANT:

____________________,

a ___________________

By:_____________________________

Name:___________________________

EXHIBIT “E”

ADMA BIO CENTERS GEORGIA INC.

TENANT'S SIGN PACKAGE

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EXHIBIT “F”

ADMA BIO CENTERS GEORGIA INC.

BUILDING ENVELOPE ASSESSMENT REPORT

(see attached)

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